UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Lyondell Chemical Company

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LYONDELL

CHEMICAL

COMPANY

Notice of

Annual Meeting

of Shareholders

to be held

on May 6, 2004

and Proxy Statement

PLEASE RETURN

YOUR PROXY PROMPTLY

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

March 25, 2004

Dear Shareholder:

The 2004 Annual Meeting of Shareholders will be held on Thursday, May 6, 2004, beginning at 9:00 a.m. in Lyondell’s General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney Street, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the shareholders. We encourage you to reduce printing and mailing costs by signing up for electronic delivery of Lyondell shareholder communications. For more information, please see the section of this Proxy Statement entitled “Electronic Delivery of Lyondell Shareholder Communications.”

It is important that your shares be voted whether or not you plan to be present at the meeting. You may vote over the Internet, by telephone or by mailing a traditional proxy card. Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the meeting if you do not attend in person. Instructions on how to vote over the Internet, by telephone or by written proxy are on the proxy card enclosed with the Proxy Statement. If you have Internet access, we encourage you to vote over the Internet. It is convenient for you and saves your company significant postage and processing costs.

Sincerely yours,

Dan F. Smith

President and Chief Executive Officer

Lyondell Chemical Company

Notice of Annual Meeting of Shareholders

May 6, 2004

To the Shareholders:

The Annual Meeting of Shareholders of Lyondell Chemical Company (“Lyondell” or the “Company”) will be held in the Company’s General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney Street, in Houston, Texas, at 9:00 a.m. on Thursday, May 6, 2004, for the following purposes, as more fully described in the attached Proxy Statement:

(1)	To elect eleven directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, as the Company’s auditors for the year 2004; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 10, 2004 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

Please read the Proxy Statement. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit a proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding submitting a proxy, please see the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

KERRY A. GALVIN	Houston, Texas
Secretary	March 25, 2004

Lyondell Chemical Company

1221 McKinney Street

Suite 700

Houston, Texas 77010

PROXY STATEMENT

March 25, 2004

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company (“Lyondell” or the “Company”). As described on the enclosed proxy card, proxies may be submitted (1) over the Internet, (2) by telephone or (3) by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 5, 2004. Internet and telephone voting are available 24 hours a day, and shareholders who vote over the Internet or by telephone do not need to return a written proxy card.

When a proxy is returned properly dated and signed (or is properly submitted over the Internet or by telephone), and includes a shareholder’s voting instructions, the shares represented by that proxy will be voted by the persons named as proxies in accordance with the shareholder’s directions. If a proxy is dated, signed and returned (or submitted over the Internet or by telephone) without specifying the shareholder’s voting instructions, the shares will be voted as recommended by the directors of the Company. As to other items of business that may properly come before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be sent to shareholders beginning on or about March 25, 2004.

VOTING PROCEDURES

Holders of record of the Company’s common stock at the close of business on March 10, 2004, which is the record date, will be entitled to one vote per share. On the record date, the Company had two series of its common stock outstanding: (1) common stock, par value $1.00 per share, which is referred to as “Original Common Stock,” and (2) Series B common stock, par value $1.00 per share, which is referred to as “Series B Common Stock.” The Company had 140,543,560 shares of Original Common Stock and 36,823,421 shares of Series B Common Stock issued and outstanding on the record date. The holders of the Original Common Stock and Series B Common Stock generally are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Subject to certain exceptions provided for in Lyondell’s Certificate of Incorporation or required by Delaware law, holders of shares of Original Common Stock and holders of shares of Series B Common Stock vote together as a single class. Original Common Stock and Series B Common Stock are collectively referred to as “Common Stock.” Fractional shares will not be voted.

The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent auditors will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting.

Lyondell’s By-Laws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purpose of considering that matter at a meeting of the shareholders. If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of the appointment of the independent auditors even if the broker does not receive voting instructions from you. Accordingly, broker non-votes will have no effect on the quorum requirement or the vote on those matters. Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of the independent auditors.

The Company’s 401(k) and Savings Plan, in which employees, including executive officers, have account balances, permits plan participants to direct the plan trustees on how to vote the Original Common Stock allocated to their accounts. The trustee will vote all shares of Original Common Stock for which no participant directions are received as directed by such Plan’s Benefits Administrative Committee, which is made up of certain officers of the Company. Similarly, the trustee will vote all shares of Original Common Stock held in benefit plans of the Company’s subsidiaries for which no participant directions are received as directed by each plan’s Benefits Administrative Committee, which may be made up of certain officers of the Company.

A proxy may be revoked by a shareholder at any time before it is voted by (1) giving notice of the revocation in writing to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010, (2) submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or (3) voting in person at the meeting.

ELECTRONIC DELIVERY OF LYONDELL SHAREHOLDER COMMUNICATIONS

Lyondell encourages you to reduce printing and mailing costs by signing up for electronic delivery of Lyondell shareholder communications. With electronic delivery, you will receive documents such as the Annual Report and the Proxy Statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

To sign up for electronic delivery, visit www.icsdelivery.com/lyondell/index.html to enroll. Your electronic delivery enrollment will be effective until cancelled. If you have questions about electronic delivery, please call Lyondell’s Investor Relations Department at (713) 652-4590.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of March 1, 2004, regarding the beneficial ownership of the Company’s Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding Common Stock (which includes both Original Common Stock and Series B Common Stock). Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to the Company.

Name and Address	Number of Shares of Common Stock	Percentage of Shares of Common Stock Outstanding
Occidental Petroleum Corporation (a)	44,523,421	25.103%
10889 Wilshire Boulevard
Los Angeles, California 90024

FMR Corp. (b)	23,167,437	13.104%
82 Devonshire Street
Boston, Massachusetts 02109

Capital Research and Management Company (c)	20,700,000	11.700%
333 South Hope Street
Los Angeles, California 90071

(a)	Occidental Petroleum Corporation (“Occidental”) beneficially owns its interest in Lyondell directly and indirectly through Occidental, Occidental Petroleum Investment Co. (“OPIC”) and Occidental Chemical Holding Corporation (“OCHC”). Each of Occidental, OPIC and OCHC has shared dispositive and voting power with respect to 44,523,421 shares of Lyondell’s Common Stock. The 44,523,421 shares consist of: (1) 2,700,000 shares of Lyondell’s Original Common Stock, (2) 36,823,421 shares of Lyondell’s Series B Common Stock and (3) warrants to purchase 5,000,000 shares of Lyondell’s Original Common Stock. Occidental may acquire beneficial ownership of additional shares of Lyondell’s Common Stock to the extent Lyondell elects to pay dividends on the Series B Common Stock in the form of Common Stock. As part of a stockholders agreement that Lyondell and the holders of the Series B Common Stock entered into in connection with Lyondell’s August 2002 sale of shares of Lyondell’s Series B Common Stock to OCHC, Occidental agreed to cause each share of Lyondell Common Stock it beneficially owns, directly or indirectly, that is entitled to vote on any matter to be (1) present for the taking of any Lyondell shareholder action and (2) voted for the nominees to Lyondell’s Board of Directors that are proposed by the directors sitting on Lyondell’s Board of Directors at the time of nomination. In addition, as part of a registration rights agreement entered into in connection with the August 2002 sale of shares to OCHC, Lyondell agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s Original Common Stock issued to OCHC as (1) a dividend, (2) upon conversion of the Series B Common Stock or (3) upon exercise of the warrants referenced above. Neither the Series B Common Stock nor the warrants have registration rights.

(b)

FMR Corp. (“FMR”) is the parent holding company of subsidiaries: Fidelity Management & Research Company (“Fidelity”), which is the beneficial owner of 22,015,587 shares of Lyondell’s Original Common Stock as a result of acting as investment adviser to various investment companies; and Fidelity Management Trust Company (“FMT”), which is the beneficial owner of 1,074,250 shares of Lyondell’s Original Common Stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to 22,015,587 shares of Lyondell’s Original Common Stock owned by the Fidelity funds, which power resides with the funds’ Board of Trustees. Each of FMR, Mr. Johnson and the funds has sole dispositive power with respect to the 22,015,587 shares of Lyondell’s Original Common Stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive and voting power with respect to 1,074,250 shares of Lyondell’s Original Common Stock owned by the FMT institutional accounts. Fidelity International Limited (“FIL”), a former majority-owned subsidiary of Fidelity, has sole dispositive and voting power with respect to 77,600 shares of Lyondell’s Original Common Stock. A partnership controlled by the Johnson family owns shares of FIL voting stock representing approximately 39.89% of the voting power of FIL.

(c)	Capital Research and Management Company is an investment adviser with sole dispositive power and no voting power over 20,700,000 shares of Lyondell’s Original Common Stock as a result of acting as investment adviser to various investment companies.

SECURITY OWNERSHIP OF MANAGEMENT

The second column in the table below sets forth the number of shares of Common Stock owned beneficially as of March 1, 2004 by each director or nominee, each of the named executive officers referenced in the Summary Compensation Table, and all directors and executive officers as a group. As of March 1, 2004, none of the directors, nominees or executive officers beneficially owned any Series B Common Stock. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of Common Stock listed in the second column below as beneficially owned by the individual. The third column in the table below sets forth the number of Deferred Stock Units held as of March 1, 2004 by these individuals under the Directors’ Deferral Plan described on page 37 of this Proxy Statement. Although the Deferred Stock Units track the market value of the Original Common Stock, they are payable only in cash and do not carry voting rights.

Name	Shares of Common Stock Owned Beneficially as of March 1, 2004(a)(b)(c)		Deferred Stock Units Held as of March 1, 2004(d)
Carol A. Anderson	24,745	(e)	26,654
William T. Butler	32,000		7,198
Stephen I. Chazen	4,051	(f)	1,074
T. Kevin DeNicola	300,533		—
Edward J. Dineen	404,699		—
Travis Engen	31,715		46,488
Kerry A. Galvin	300,292		—
Morris Gelb	684,578		—
Stephen F. Hinchliffe, Jr.	42,297	(g)	5,598
Danny W. Huff	4,001		—
Ray R. Irani	4,051	(h)	1,074
David J. Lesar	21,222	(i)	24,842
Dudley C. Mecum	19,949		6,111
Dan F. Smith	2,536,564		—
William R. Spivey	28,750		11,861
All directors and executive officers as a group (19)	5,138,788	(j)	130,900

(a)	Includes shares of Original Common Stock held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of March 1, 2004.

(b)

The amounts shown in the second column of the table for the directors and executive officers include (1) shares of restricted stock, (2) shares acquired under the Company’s Dividend Reinvestment Plan and (3) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include: 13,333 for each of Ms. Anderson, Dr. Butler, Mr. Engen, Mr. Hinchliffe, Mr. Lesar, Mr. Mecum and Dr. Spivey; 255,820 for Mr. DeNicola; 337,438 for Mr. Dineen; 269,482 for Ms. Galvin; 578,465 for Mr. Gelb; 2,233,099 for Mr. Smith; and 4,314,190 for all directors and executive officers as a group. Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of Original Common Stock, and only have the right to acquire beneficial ownership of the shares through exercise of their respective stock options. The amounts shown in the second column of the table do not include Deferred Stock Units.

(c)	The number of outstanding shares shown for each person represents less than 1% of the outstanding shares of Lyondell Common Stock (which includes Original Common Stock and Series B Common Stock) as of March 1, 2004, except for shares of Common Stock beneficially owned by Dan F. Smith, which represent approximately 1.4%. The number of outstanding shares beneficially owned by all directors and executive officers as a group represents approximately 2.8% of Lyondell Common Stock outstanding as of that date.

(d)	Directors do not have voting or investment power with respect to Deferred Stock Units, and only have the right to make elections with respect to their deferrals as provided under the Directors’ Deferral Plan described on page 37 of this Proxy Statement.

(e)	Includes 100 shares of Original Common Stock held by a trust of which Ms. Anderson is an indirect beneficiary.

(f)	Does not include 44,523,421 shares of Common Stock beneficially held directly or indirectly by Occidental, for which Mr. Chazen serves as Executive Vice President—Corporate Development and Chief Financial Officer. Mr. Chazen expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries.

(g)	Includes 1,000 shares of Original Common Stock held by a trust of which Mr. Hinchliffe is a trustee and 23,859 shares held by a trust of which Mr. Hinchliffe is a trustee and a beneficiary.

(h)	Does not include 44,523,421 shares of Common Stock beneficially held directly or indirectly by Occidental, for which Dr. Irani serves as Chairman and Chief Executive Officer. Dr. Irani expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries.

(i)	Includes 2,000 shares of Original Common Stock held by a family limited partnership. The general partner of the family limited partnership is a corporation owned by Mr. Lesar and his spouse.

(j)	Includes approximately 28,959 shares of Original Common Stock owned by family members of certain directors and executive officers and family limited partnerships and trusts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

CORPORATE GOVERNANCE

Corporate Governance Materials

Lyondell is committed to good corporate governance and to effectively communicating with its shareholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that Lyondell’s shareholders have access to its governing documents, Lyondell provides copies of its Certificate of Incorporation, By-Laws, Business Ethics and Conduct Policy, Principles of Corporate Governance and the charters of each of the committees of its Board of Directors on the Corporate Governance page of its website, www.lyondell.com. Please see the Corporate Governance page of Lyondell’s website for future updates to these documents. Information contained on Lyondell’s website is not incorporated into this Proxy Statement and does not constitute a part of this Proxy Statement.

Role of the Board of Directors

The Board of Directors represents the interests of Lyondell’s shareholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide guidance to management and to actively monitor the effectiveness of management’s policies and decisions, including the execution of its strategies, with a view toward enhancing shareholder value over the long term. To this end, Board members are expected to act in the best interests of all shareholders, be knowledgeable about the businesses, review materials distributed to them in advance of each Board meeting, exercise informed and independent judgment, and maintain an understanding of general economic trends and conditions and trends in corporate governance. In addition, it is the Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as shareholder meetings. All members of the Board of Directors attended the 2003 annual meeting of shareholders.

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance to reflect the Board’s commitment to regularly monitoring policies and decisions at the Board, committee and management levels, with a view to enhancing the long-term value of the Company. The following is a summary of certain key provisions of the Principles of Corporate Governance for the Board of Directors:

At least a majority of the members of the Board will be independent, non-employee directors, with no more than two Board members being present or former members of Company management. In addition, all members of the Audit Committee, Compensation Committee and Corporate Governance and Responsibility Committee will be independent directors. Annually, the Board of Directors reviews the independence of each member of the Board pursuant to the independence standards established by applicable law and by the Board in the Principles of Corporate Governance. The independence standards established by Lyondell’s Board are described below under the heading “Independence Standards.”

Desired characteristics of potential new Board members are reviewed on at least an annual basis. Potential new Board members may be proposed by any director for screening, selection and recommendation for election by the shareholders. Any shareholder may recommend a candidate to serve as a director pursuant to the procedures described in the section of this Proxy Statement entitled “Nominating Procedures.” In addition, any shareholder may nominate a director candidate for inclusion in the Proxy Statement pursuant to the procedures set forth in the Company’s By-Laws and described in this Proxy Statement in the section entitled “Shareholder Proposals for 2005 Annual Meeting and Director Nominations.” Invitations to join the Board of Directors are extended by the Chairman of the Board and, if the Chairman of the Board and the Chief Executive Officer hold the same position, the Chair of the Corporate Governance and Responsibility Committee. The Company has an orientation process for new directors that includes the provision and review of extensive background materials, meetings with senior management and visits to Company facilities. For a description of the director nomination process, see the section of this Proxy Statement entitled “Nominating Procedures.”

Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed by the Board in the best interest of the Company under the circumstances at the time. A lead director may be chosen by the directors who are not employees of the Company (the “Non-Employee Directors”) when the Chairman of the Board is an employee of the Company. The Non-Employee Directors meet regularly in executive session without management, generally at least three times each year. Instructions regarding how to contact Lyondell’s Non-Employee Directors are provided under the heading “Directors’ Meetings and Shareholder Communications with Directors” below.

Directors are encouraged to limit the number of other boards on which they serve, taking into account board meeting attendance, participation and effectiveness of the various boards. If any member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, such director will not be permitted to serve on the Company’s Audit Committee unless the Board determines annually that the simultaneous service will not impair the ability of that director to effectively serve on the Company’s Audit Committee.

There are no term limits for Board members. However, the Corporate Governance and Responsibility Committee reviews annually each director’s continuation as a member of the Board and asks each director to confirm his or her desire to continue as a member of the Board. In addition, when a director changes job responsibilities from those held when last elected to the Board, the director should offer to resign from the Board so that the Corporate Governance and Responsibility Committee has the opportunity to review the continued appropriateness of Board membership of the director. No person who has reached seventy-two years of age prior to January 1 of any year will be elected or re-elected a director in any year.

The compensation for Non-Employee Directors is reviewed periodically for competitiveness. A portion of the directors’ compensation is in the form of Company equity or equity-based components to encourage increased alignment with shareholders. For a description of the compensation for Lyondell’s Non-Employee Directors, please see the section of this Proxy Statement entitled “Compensation of Directors.” Directors that are employees of the Company do not receive additional compensation for service as a director.

The Board conducts an annual self-evaluation, which incorporates a self-evaluation by each committee of the Board. Based on these evaluations, the Corporate Governance and Responsibility Committee reports annually to the Board on the performance of the Board and each committee in order to increase the effectiveness of the Board and each committee.

The performance of the Chief Executive Officer is evaluated by the Non-Employee Directors. The evaluation is used by the Compensation Committee when considering the compensation of the Chief Executive Officer.

The Chief Executive Officer provides an annual report to the Compensation Committee on succession planning and management development. This information is shared with the full Board.

Board members have complete access to members of management and to such independent advisors as the Board determines is necessary and appropriate from time to time. The Company provides such funding as the Board determines is necessary to compensate any advisors employed by the Board.

Independence Standards

As a matter of policy, the Board intends to maintain its independent character. Thus, at least a majority of the members of the Board will be independent directors, with no more than two Board members being present or former members of management. In addition, all members of the Audit Committee, Compensation Committee and Corporate Governance and Responsibility Committee will be independent directors.

Under the independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist it in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards, which are set forth in the Company’s Principles of Corporate Governance:

•	No director who is an employee, or whose immediate family member is an executive officer, of the Company will be considered independent until three years after the end of such employment relationship.

•	No director who receives, or whose immediate family member (as an executive officer of the Company) receives, more than $100,000 per year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service) will be considered independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company will be considered independent until three years after the end of the affiliation or the employment or auditing relationship.

•	No director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s executives serve on that company’s compensation committee will be considered independent until three years after the end of such service or the employment relationship.

•	No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will be considered independent until three years after falling below such threshold.

•	No director who serves as an executive officer of a charitable organization to which the Company has made charitable contributions in any single fiscal year exceeding the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues will be considered independent until three years after falling below such threshold. The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s charitable contributions for this purpose.

In addition, in accordance with SEC rules, an Audit Committee member is not considered independent if he or she receives any consulting, advisory or other compensatory fee from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service) or is otherwise an affiliated person of the Company. Furthermore, (1) each member of the Company’s Audit Committee must be financially literate and (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an audit committee financial expert. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC’s definition of audit committee financial expert to have accounting or related financial management expertise. Each of the independence standards is interpreted and applied by the Board in its business judgment and in a manner consistent with applicable NYSE and SEC guidance.

Independence and Audit Committee Financial Expert Determinations

The Board of Directors has determined that Ms. Anderson, Dr. Butler, Mr. Engen, Mr. Hinchliffe, Mr. Huff, Mr. Lesar, Mr. Mecum and Dr. Spivey are independent, as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance and summarized above. As the Company’s President and Chief Executive Officer, Mr. Smith does not qualify as an independent director. Based on the transactions between Lyondell and affiliates of Occidental and between Equistar Chemicals, LP (a petrochemicals and polymers joint venture owned 70.5 percent by Lyondell) and affiliates of Occidental that are discussed in this Proxy Statement under the heading “Certain Relationships and Related Transactions,” the Board of Directors believes that it is not appropriate to conclude that Mr. Chazen and Dr. Irani qualify as independent directors.

The Board has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that the Company has at least one “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K, serving on the Audit Committee. The Board has determined that each of Ms. Anderson and Messrs. Hinchliffe, Huff, Lesar and Spivey qualifies as an audit committee financial expert and, as described above, that each is independent.

Directors’ Meetings and Shareholder Communications with Directors

Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The Company’s By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 2003, the Board of Directors held seven meetings. All of the Company’s incumbent directors, other than Travis Engen (who attended seventy-one percent), attended seventy-five percent or more of the aggregate of all meetings of the Board and committees on which they served during the periods that they served during 2003.

The Non-Employee Directors regularly meet in executive session without management, generally at least three times each year in connection with regularly scheduled Board meetings. The Chairman of the Board presides at all Board meetings and at all executive sessions. If the Chairman of the Board is absent or is an employee of the Company, the Non-Employee Directors will choose another Non-Employee Director to preside at the executive sessions. Lyondell’s Chairman of the Board, Dr. William T. Butler, is an independent, Non-Employee Director. Shareholders and other interested parties who would like to communicate directly with the non-employee Chairman of the Board, the Non-Employee Directors as a group or any member of the Board of Directors should send all correspondence to Lyondell Chemical Company Board of Directors, P.O. Box 4397, Houston, Texas 77210.

Committees of the Board of Directors

Lyondell’s By-Laws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. At this time, the Board of Directors has four standing committees, to which it has delegated certain duties and responsibilities. The four standing committees of the Board of Directors are: Audit, Compensation, Corporate Governance and Responsibility and Executive. The Board of Directors has approved a charter for each committee, which sets forth the duties and responsibilities delegated to the committee by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below, and copies of each committee charter are available on the Corporate Governance page of Lyondell’s website, www.lyondell.com.

Audit Committee

The Audit Committee of the Board of Directors was established for the following general purposes: (1) assisting the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements, (2) monitoring the adequacy of and promoting the Company’s continued emphasis on internal controls, (3) assisting the Board of Directors in its oversight of the performance of the Company’s internal audit function and independent auditors, and the independent auditors’ qualifications and independence, (4) maintaining open, continuing and direct communications between the Board of Directors, the Audit Committee and both the Company’s independent auditors and its internal auditors, (5) monitoring the Company’s compliance with legal and regulatory requirements and initiating special investigations as deemed necessary and (6) preparing the annual Audit Committee Report included in this Proxy Statement in the section entitled “Audit Committee Report.” In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee also pre-approves all audit and non-audit services to be performed by the independent auditors, in accordance with the Audit Committee’s pre-approval policies and procedures described in the section of this Proxy Statement entitled “Principal Accountant Fees and Services.” The independent auditors and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. Additional information about the Audit Committee and its responsibilities is included in the section of this Proxy Statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors and is attached as Appendix A to this Proxy Statement.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act and currently comprises Ms. Anderson and Messrs. Hinchliffe, Huff, Lesar and Spivey. Mr. Lesar serves as Chairman. If elected as directors by the shareholders at the meeting, beginning May 7, 2004, the Audit Committee will comprise Ms. Anderson and Messrs. Hinchliffe, Huff, Lesar and Spivey, and Mr. Huff will serve as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Board also has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that the Company has at least one “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K, serving on the Audit Committee. See “Independence and Audit Committee Financial Expert Determinations” above. The Audit Committee held eight meetings during 2003.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and produces an annual report on executive compensation, which is included in this Proxy Statement in the section entitled “Compensation Committee Report.” The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors as to management succession plans, determines appropriate policy for the Company’s executive pay and benefit programs and reviews the performance of the Chief Executive Officer. The Compensation Committee also reviews executive pay and benefit programs for the Company’s joint ventures and affiliates, as appropriate. No member of the Compensation Committee is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee. Additional information about the Compensation Committee and its responsibilities is included in the charter of the Compensation Committee, which was adopted by the Board of Directors.

The Compensation Committee currently comprises Messrs. Butler, Engen, Hinchliffe, Lesar and Mecum. Mr. Engen serves as Chairman. If elected as directors by the shareholders at the meeting, beginning May 7, 2004, the Compensation Committee will comprise Ms. Anderson and Messrs. Butler, Engen, Lesar and Mecum, and Mr. Engen will serve as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Compensation Committee held six meetings during 2003.

Corporate Governance and Responsibility Committee

The Corporate Governance and Responsibility Committee plays a vital role in determining the composition of the Board of Directors, developing the Company’s corporate governance process and periodically reviewing public policy issues and significant community relations matters. The Corporate Governance and Responsibility

Committee serves as the nominating committee of the Board of Directors, and considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. For a description of the procedures relating to the nomination of director candidates, see “Nominating Procedures” below. The Corporate Governance and Responsibility Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors, and makes determinations on compensation for the Company’s Non-Employee Directors. In addition, the Corporate Governance and Responsibility Committee develops, reviews annually, and recommends to the Board a set of Principles of Corporate Governance applicable to the Company. The Corporate Governance and Responsibility Committee also is responsible for developing the process for evaluating the performance of the Board and each committee and assessing the effectiveness of their structure and governance. Additional information about the Corporate Governance and Responsibility Committee and its responsibilities is included in the section of this Proxy Statement entitled “Nominating Procedures” and in the charter of the Corporate Governance and Responsibility Committee, which was adopted by the Board of Directors.

The Corporate Governance and Responsibility Committee currently comprises Ms. Anderson and Messrs. Butler, Mecum and Spivey. Ms. Anderson serves as Chair. If elected as directors by the shareholders at the meeting, beginning May 7, 2004, the Corporate Governance and Responsibility Committee will comprise Messrs. Butler, Engen, Hinchliffe, Huff, Mecum and Spivey, and Dr. Spivey will serve as Chairman. The Board of Directors has determined that each member of the Corporate Governance and Responsibility Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Corporate Governance and Responsibility Committee held six meetings during 2003.

Executive Committee

The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the business and affairs of the Company in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and the Company’s By-Laws. Additional information about the Executive Committee and its responsibilities is included in the charter of the Executive Committee, which was adopted by the Board of Directors.

The Executive Committee currently comprises Messrs. Butler, Engen and Smith. Dr. Butler serves as Chairman. If elected as directors by the shareholders at the meeting, beginning May 7, 2004, the Executive Committee will comprise Messrs. Butler, Engen, Lesar and Smith, and Dr. Butler will serve as Chairman. The Executive Committee held one meeting during 2003.

Nominating Procedures

The Corporate Governance and Responsibility Committee serves as the nominating committee of the Board of Directors, and is responsible for reviewing with the Board, on at least an annual basis, the need for new Board members and the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board. Potential new Board members may be proposed by any director. In addition, it is the policy of the Board of Directors and the Corporate Governance and Responsibility Committee to consider director candidates recommended by shareholders. Shareholders of the Company who wish to have the Corporate Governance and Responsibility Committee consider a candidate for director must send a written notice, including the potential candidate’s name and qualifications, to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholders who wish to propose a matter for action at a shareholders’ meeting, including the nomination of directors, and who wish to have the proposal and/or nominee included in the Proxy Statement for that meeting must comply with the provisions of the Company’s By-Laws that are described more fully in this Proxy Statement in the section entitled “Shareholder Proposals for 2005 Annual Meeting and Director Nominations.”

The independence standards set forth in the Company’s Principles of Corporate Governance mandate that at least a majority of the members of the Board be independent, non-employee directors, with no more than two Board members being present or former members of management. All members of the Audit Committee, Compensation Committee and Corporate Governance and Responsibility Committee must be independent directors. In addition, each member of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an audit committee financial expert. However, aside from these skills and qualifications, the Corporate Governance and Responsibility Committee has not established a set of minimum qualifications that it believes must be met by a candidate recommended by the committee for a position on the Company’s Board of Directors or by any one or more of the Company’s directors because the committee believes that the desired skills and qualifications of the members of the Board of Directors must be assessed annually in the context of the make-up of the Board at that time. This assessment includes a review of generally desired skills (such as industry knowledge or specific expertise, such as financial expertise), core competencies, willingness to devote adequate time to Board duties, judgment, issues of diversity and independence, legal requirements and other factors that are relevant at the time.

The Corporate Governance and Responsibility Committee reviews annually the independence, skills and qualifications of each director candidate, determines whether additional directors are necessary or desirable, and refers its conclusions to the Board of Directors for full discussion and approval. As the need or desire for additional directors arises, the committee has responsibility for the search process, for assessing and determining the selection criteria for new directors and for recommending potential nominees to the Board of Directors for full discussion and approval. Generally, when searching for new directors, the Corporate Governance and Responsibility Committee retains a third party director search firm to assist the committee in identifying potential nominees with the desired skills and qualifications identified by the committee in the context of the make-up of the Board at that time. The functions performed by any third party director search firm retained by the Corporate Governance and Responsibility Committee in the future may vary from time to time, as determined by the committee. Invitations to join the Board of Directors are extended by the Chairman of the Board and, if the Chairman of the Board and the Chief Executive Officer hold the same position, the Chair of the Corporate Governance and Responsibility Committee.

During 2003, the Corporate Governance and Responsibility Committee retained and paid a fee to a third party director search firm to assist the committee in its search for potential nominees. The third party director search firm developed an initial list of potential candidates for consideration by the Corporate Governance and Responsibility Committee, conducted due diligence with respect to the potential candidates, worked with the committee to evaluate and narrow the list of potential candidates, and solicited interest from the potential candidates selected by the Corporate Governance and Responsibility Committee. As a result of this process, after Mr. Huff was interviewed by members of the Board of Directors, the Corporate Governance and Responsibility Committee recommended Mr. Huff’s appointment as a member of the Board of Directors. On August 5, 2003, the Board of Directors appointed Mr. Huff as a director of the Company.

The committee generally intends to use the same process to evaluate director candidates recommended by shareholders as it uses to evaluate other director candidates. However, if a candidate is recommended by a specific shareholder or group of shareholders, the Corporate Governance and Responsibility Committee would evaluate the candidate to assess whether the candidate could impartially represent the interests of all shareholders in perpetuating a successful business without unduly favoring the particular interests of the recommending shareholder or group of shareholders.

Code of Ethics

The Company has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The Company’s code of ethics, known as its Business Ethics and Conduct Policy, applies to all members of the Board of Directors and to all officers and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Company has posted its Business Ethics and Conduct Policy on its website, www.lyondell.com. In addition, the Company intends to satisfy the disclosure requirements of Item 10 of Form 8-K regarding any amendment to, or waiver from, a provision of the Business Ethics and Conduct Policy that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on its website, www.lyondell.com.

ELECTION OF DIRECTORS

Proposal 1 on Proxy Card

Pursuant to the Company’s Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms, and hold office until their successors are elected and qualified or until their earlier resignation or removal. In connection with its August 2002 sale of shares of the Company’s Series B Common Stock to Occidental Chemical Holding Corporation, which was approved by the Company’s shareholders, the Company entered into a stockholders agreement with the holders of the Series B Common Stock. In the stockholders agreement, the Company agreed to exercise all of its authority under applicable law to cause any slate of directors presented to the Company’s shareholders for election to the Board of Directors to include both Dr. Ray R. Irani and Stephen I. Chazen, as long as Dr. Irani and Mr. Chazen are qualified to serve and Occidental and its subsidiaries beneficially own at least 34 million shares of the Company’s Common Stock. If Occidental and its subsidiaries beneficially own less than 34 million shares but at least 17 million shares of the Company’s Common Stock, then the Company has agreed to include only one of Dr. Irani or Mr. Chazen (to be selected by the Company) in any slate of directors presented to the Company’s shareholders for election. If Occidental and its subsidiaries beneficially own less than 17 million shares of the Company’s Common Stock, neither Dr. Irani nor Mr. Chazen will be entitled to be included in the slate of directors presented to the Company’s shareholders for election.

The Board of Directors has selected the persons listed below as nominees for election to the Board. Each of the persons listed below currently serves as a member of the Company’s Board of Directors. Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eleven nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting.

All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 2004, present position, if any, with Lyondell, period served as director, and other business experience during at least the past five years.

Carol A. Anderson, 57

Ms. Anderson was elected a director of the Company effective December 11, 1998. She currently is Managing Director of New Century Investors, LLC, which manages private equity investments in high technology ventures. Prior thereto, from April 1998, Ms. Anderson served as Managing Director of TSG International. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which developed energy projects worldwide. Ms. Anderson serves on the Board and Executive Committee of the National Conference on Citizenship.

Ms. Anderson is Chair of the Corporate Governance and Responsibility Committee and is a member of the Audit Committee.

Dr. William T. Butler, 71

Dr. Butler was elected Chairman of the Board of Directors of the Company on June 30, 1997. He has served as a director of the Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler has served as Chancellor of Baylor College of Medicine since January 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine.

Dr. Butler is Chair of the Executive Committee and is a member of the Compensation Committee and the Corporate Governance and Responsibility Committee.

Stephen I. Chazen, 57

Mr. Chazen has served as a director of the Company since August 22, 2002. Mr. Chazen is Executive Vice President—Corporate Development and Chief Financial Officer for Occidental Petroleum Corporation (an oil and gas exploration and production company and a marketer and manufacturer of chemicals). Mr. Chazen joined Occidental as Executive Vice President—Corporate Development in 1994 and the additional responsibilities of Chief Financial Officer were added in 1999. Prior to Occidental, Mr. Chazen held numerous positions from 1982 to 1994 in the investment banking division of Merrill Lynch, where he was a Managing Director. Mr. Chazen also is a director of Premcor, Inc.

Travis Engen, 59

Mr. Engen was elected a director of the Company effective as of April 1, 1995. He has held his current position as President and Chief Executive Officer of Alcan Inc. (an aluminum manufacturer and supplier of packaging materials) since March 12, 2001. Prior thereto, from December 1995, Mr. Engen served as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company). From 1991 until December 1995, he served as Executive Vice President of ITT Corporation. Mr. Engen also is a director of Alcan Inc.

Mr. Engen is Chair of the Compensation Committee and is a member of the Executive Committee.

Stephen F. Hinchliffe, Jr., 70

Mr. Hinchliffe was elected a director of the Company on March 1, 1991. Since 1988, he has held his current position of Chairman of the Board and Chief Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc. (a manufacturer of consumer products). Previously, he served as Chairman of the Board of Leisure Group, Inc., which he founded in 1964. Mr. Hinchliffe also is a director of BHH Management, Inc. and Leisure Group, Inc.

Mr. Hinchliffe is a member of the Audit Committee and the Compensation Committee.

Danny W. Huff, 53

Mr. Huff was elected a director of the Company on August 5, 2003. Since November 1999, he has served as Executive Vice President, Finance and Chief Financial Officer of Georgia Pacific Corporation, one of the world’s leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. Prior to that time, he served as Georgia Pacific’s Vice President and Treasurer from February 1996 to November 1999 and Treasurer from October 1993 to February 1996. Prior to joining Georgia Pacific in 1979, Mr. Huff held various auditing positions at KMG Peat Marwick from 1973 to 1979.

Mr. Huff is a member of the Audit Committee.

Dr. Ray R. Irani, 69

Dr. Irani has served as a director of the Company since August 22, 2002. Dr. Irani has served since 1990 as Chairman and Chief Executive Officer of Occidental Petroleum Corporation (an oil and gas exploration and production company and a marketer and manufacturer of chemicals). Dr. Irani served as President of Occidental from 1994 to 1996 and as Chief Operating Officer from 1984 to 1990. He was Chairman of the Board of Directors of Canadian Occidental Petroleum Ltd. (now Nexen Inc.) from 1987 to 1999, and was honorary Chairman of the Board from 1999 to 2000. Prior to joining Occidental, Dr. Irani served as President and Chief Operating Officer of Olin Corporation. Dr. Irani also is a director of Cedars Bank and KB Home.

David J. Lesar, 50

Mr. Lesar was elected a director of the Company effective July 28, 2000. He currently serves as Chairman, President and Chief Executive Officer of Halliburton Company, one of the world’s largest diversified energy services, engineering and construction companies. Prior to his current position, Mr. Lesar served as President and Chief Operating Officer of Halliburton Company from June 1997 to August 2000. He also previously served as President and Chief Executive Officer for Brown & Root, Inc., as Executive Vice President and Chief Financial Officer for Halliburton Company and as Executive Vice President of Finance and Administration for Halliburton Energy Services. Prior to joining Halliburton in 1993, Mr. Lesar was a commercial group director and partner at Arthur Andersen Company. Mr. Lesar also is a director of Mirant Corporation.

Mr. Lesar is Chair of the Audit Committee and is a member of the Compensation Committee.

Dudley C. Mecum, 69

Mr. Mecum was elected a director of the Company on November 28, 1988, effective as of January 25, 1989. Since June 1997, Mr. Mecum has been Managing Director of Capricorn Holdings LLC, a firm specializing in leveraged buyouts. From August 1989 until January 1997, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He also is a director of Suburban Propane Partners, LP, Citigroup, Inc. and Mrs. Fields’ Famous Brands, Inc.

Mr. Mecum is a member of the Compensation Committee and the Corporate Governance and Responsibility Committee.

Dan F. Smith, 57

Mr. Smith was named Chief Executive Officer of the Company in December 1996, and has served as President of the Company since August 1994. He has served as a director of the Company since October 1988. Since December 1, 1997, Mr. Smith also has served as the Chief Executive Officer of Equistar Chemicals, LP (“Equistar”), a petrochemicals and polymers joint venture owned 70.5 percent by the Company. Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. Prior thereto, Mr. Smith held various positions including Executive Vice President and Chief Financial Officer of the Company, Vice President, Corporate Planning of Atlantic Richfield Company (“ARCO”) and Senior Vice President in the areas of management, manufacturing, control and administration for the Company and the Lyondell Division of ARCO. Mr. Smith also is a director of Cooper Industries, Inc. and is a member of the Partnership Governance Committee of Equistar.

Mr. Smith is a member of the Executive Committee.

Dr. William R. Spivey, 57

Dr. Spivey was elected a director of the Company on July 5, 2000. Dr. Spivey was Chief Executive Officer and President of Luminent Inc. from 2000 to 2001. Prior to joining Luminent, Dr. Spivey was Group President, Network Products Group for Lucent Technologies since 1997. Prior to joining Lucent, from 1994 to 1997, Dr. Spivey was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was President of Tektronix Development Co. and Group President at Tektronix, Inc. He also held senior management positions with Honeywell, Inc. and General Electric. He also currently serves on the Board of Directors of The Laird Group, plc, Novellus Systems Inc., Raytheon Company and Cascade Microtech, Inc.

Dr. Spivey is a member of the Audit Committee and the Corporate Governance and Responsibility Committee.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Proposal 2 on Proxy Card

Lyondell’s Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the annual financial statements of Lyondell for the year 2004. PricewaterhouseCoopers audited the financial statements of Lyondell for 2003.

Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

The proposal to ratify the appointment of PricewaterhouseCoopers will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting.

The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by PricewaterhouseCoopers for the audit of Lyondell’s annual financial statements for the years ended December 31, 2002 and December 31, 2003, and fees billed for audit-related, tax and all other services rendered by PricewaterhouseCoopers during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation, in accordance with SEC rules enacted during 2003.

Thousands of dollars	2002	2003
Audit fees (a)	$1,493	$2,313
Audit-related fees (b)	246	50
Tax fees (c)	443	790
All other fees (d)	228	278

Total	$2,410	$3,431

(a)	Audit fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers for the audit of Lyondell’s annual financial statements and the review of financial statements included in Lyondell’s Form 10-Qs or for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. Amounts include fees for the 2001 audit of the annual financial statements paid in 2002 of $230,000, and fees for the 2001 and 2002 audits of the annual financial statements paid in 2003 of $1,167,000.

(b)	Audit-related fees consist of the aggregate fees billed for assurance and related services by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of Lyondell’s financial statements. This category includes fees related to: the performance of audits of Lyondell’s benefit plans; agreed upon procedures related to economic value added calculations and other agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies.

(c)	Tax fees consist of the fees for tax compliance and preparation services rendered by PricewaterhouseCoopers in 2002 and 2003. The tax fees category includes fees related to: the preparation and/or review of international income tax returns; reviews of European Value Added Tax and Goods & Services Tax return compliance; the preparation and/or review of European property tax valuations, renditions and returns; and wage tax advice. No fees were paid for tax planning services.

(d)	All other fees consist of the aggregate fees billed for products and services provided by PricewaterhouseCoopers, other than the services described in notes (a) through (c) above. This category includes fees related to European subsidy and advisory services and the terms of an operating agreement.

Pre-Approval Policy

The Audit Committee is directly responsible for appointing, setting compensation and overseeing the work of the independent auditors. In 2003, the Audit Committee established a policy requiring the Audit Committee to pre-approve all audit and non-audit services to be performed for Lyondell by the independent auditors (including affiliates or related member firms) to ensure that the provision of such services does not impair the auditors’ independence.

A centralized service request procedure is used for all requests for the independent auditors to provide services to Lyondell. Under this procedure, all requests for the independent auditors to provide services to Lyondell initially are submitted to Lyondell’s Vice President and Controller. Each such request must include a detailed description of the services to be rendered. If the proposed services have not already been pre-approved by the Audit Committee, the Vice President and Controller will submit the request and a detailed description of the proposed services to the Audit Committee. Requests to provide services that require pre-approval by the Audit Committee also must include a statement as to whether, in the Vice President and Controller’s view, the request is consistent with the SEC’s rules on auditor independence.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the committee’s pre-approval authority under the pre-approval policy. The Chairman will report any of his pre-approval decisions to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

The Audit Committee has designated Lyondell’s Senior Vice President and Chief Financial Officer to monitor the performance of all services provided by the independent auditors and to review compliance with the pre-approval policy. The Senior Vice President and Chief Financial Officer will report to the Audit Committee periodically on the results of the monitoring.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors. The general purposes of the Audit Committee are to: (1) assist the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements, (2) monitor the adequacy of and promote the Company’s continued emphasis on internal controls, (3) assist the Board of Directors in its oversight of the performance of the Company’s internal audit function and independent auditors, and the independent auditors’ qualifications and independence, (4) maintain open, continuing and direct communications between the Board of Directors, the Audit Committee and both the Company’s independent auditors and its internal auditors, (5) monitor the Company’s compliance with legal and regulatory requirements and initiate special investigations as deemed necessary and (6) prepare this annual Audit Committee Report. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee also pre-approves all audit and non-audit services to be performed by the independent auditors, in accordance with the Audit Committee’s pre-approval policies and procedures described in the section of this Proxy Statement entitled “Principal Accountant Fees and Services.” The specific duties of the Audit Committee are set forth in the charter of the Audit Committee, which was adopted by the Board of Directors and is attached as Appendix A to this Proxy Statement.

The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. The independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation with respect to 2003. First, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent auditors for 2003, those matters that PricewaterhouseCoopers communicated to the Audit Committee as required by SAS 61 (Codification of Statements on Auditing Standards, AU §380). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers’ independence with PricewaterhouseCoopers and received written disclosures and a letter from PricewaterhouseCoopers regarding independence as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). This discussion and disclosure assisted the Audit Committee in evaluating PricewaterhouseCoopers’ independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and PricewaterhouseCoopers, the Company’s audited financial statements. Based on discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Respectfully submitted,

David J. Lesar (Chairman)

Carol A. Anderson

Stephen F. Hinchliffe, Jr.

Danny W. Huff

William R. Spivey

The Audit Committee

Pursuant to SEC rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the “named executive officers”). The notes to the table set forth additional explanatory information regarding the compensation described in the table.

Summary Compensation Table

					Long-Term Compensation
Name and Principal Position	Year	Annual Compensation			Awards		Payouts	All Other Compensation ($)(e)
		Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Stock Awards($)(c)	Securities Underlying Options (#)	Long-Term Incentive Payouts($)(d)
Dan F. Smith (f)	2003	1,050,036	—	11,516	644,315	434,283	4,032,653	85,137
President and Chief Executive	2002	1,018,004	509,226	15,059	—	635,743	1,074,741	97,450
Officer	2001	1,018,004	741,209	10,517	—	640,650	359,839	120,159

Morris Gelb	2003	581,828	—	9,907	321,990	217,032	798,683	61,109
Executive Vice President and	2002	511,036	210,772	15,791	—	251,680	212,673	70,258
Chief Operating Officer	2001	451,022	218,926	9,131	—	167,822	—	63,810

Edward J. Dineen	2003	434,720	—	10,369	150,930	101,734	458,623	46,044
Senior Vice President,	2002	413,314	136,226	13,477	—	133,509	163,721	52,717
Chemicals and Polymers	2001	400,010	177,984	10,456	—	120,098	59,042	54,886

T. Kevin DeNicola (g)	2003	367,536	—	11,434	158,724	106,982	260,932	35,385
Senior Vice President and	2002	311,026	101,634	10,551	—	124,515	69,140	34,045
Chief Financial Officer	2001	258,414	104,528	14,330	—	64,941	27,631	33,473

Kerry A. Galvin (h)	2003	364,468	—	8,166	122,077	82,282	319,257	27,742
Senior Vice President, General	2002	331,318	101,281	10,601	—	114,615	28,505	32,760
Counsel and Secretary	2001	276,120	122,860	8,179	—	115,835	17,113	26,193

(a)	As described in the section of this Proxy Statement entitled “Compensation Committee Report,” the annual cash bonus formula uses a five-year average of economic value. Based on the formula, as a result of the Company’s results due to the prolonged adverse business conditions in the industry, no annual cash bonuses were paid to executive officers with respect to 2003.

(b)	The amounts shown include imputed income in respect of the Long-Term Disability Plan and tax gross-ups in respect of financial counseling reimbursements, as set forth below:

Imputed Income:

Year	Mr. Smith	Mr. Gelb	Mr. Dineen	Mr. DeNicola	Ms. Galvin
2003	9,116	5,275	7,969	9,034	8,166
2002	9,167	5,138	8,077	8,151	7,601
2001	4,517	4,867	7,456	7,265	6,046

Financial Counseling Tax Gross-Ups:

Year	Mr. Smith	Mr. Gelb	Mr. Dineen	Mr. DeNicola	Ms. Galvin
2003	2,400	4,632	2,400	2,400	—
2002	5,892	10,653	5,400	2,400	3,000
2001	6,000	4,264	3,000	7,065	2,133

“Tax gross-ups” refers to the additional reimbursement paid to a recipient to cover the U.S. federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates.

(c)	Messrs. Smith, Gelb, Dineen and DeNicola and Ms. Galvin received restricted stock awards under the Restricted Stock Plan of Lyondell Petrochemical Company on February 7, 2003 in the following amounts, as part of their compensation packages: 51,919 shares for Mr. Smith; 25,946 shares for Mr. Gelb; 12,162 shares for Mr. Dineen; 12,790 shares for Mr. DeNicola; and 9,837 shares for Ms. Galvin. The restricted stock awards vest annually in three equal installments beginning on February 7, 2004. The valuation of the February 2003 restricted stock awards in the table was calculated using the fair market value of the Company’s Original Common Stock on the date of grant, which was $12.41 per share. The value of this unvested restricted stock at December 31, 2003, based on the Original Common Stock’s closing price on December 31, 2003 of $16.95 per share, was: $880,027 for Mr. Smith; $439,785 for Mr. Gelb; $206,146 for Mr. Dineen; $216,791 for Mr. DeNicola; and $166,737 for Ms. Galvin. The named executive officers receive dividends on shares of restricted stock at the same rate as all other shareholders.

(d)	The payout amounts shown for all named executive officers represent the sum of (1) deferred cash payments made by the Company with respect to restricted stock awards and (2) payments made with respect to performance shares, including equivalent cash awards, granted by the Company in February 1999 (with a performance cycle from January 1, 1999 to December 31, 2001) and February 2000 (with a performance cycle from January 1, 2000 to December 31, 2002), as set forth below.

Payments with respect to Restricted Stock:

The payout amounts shown for Mr. Smith, Mr. DeNicola and Ms. Galvin for 2001 represent the deferred cash payments made in 2001 with respect to restricted stock awarded to them in June 1999 (relating to their 1998 bonus awards). The 2001 cash payments were equal to the value of the restricted stock to which they became vested in 2001. The June 1999 restricted stock awards to Mr. Smith, Mr. DeNicola and Ms. Galvin vested annually in three equal installments beginning on December 15, 1999. The June 1999 restricted stock awards vested with respect to the final one third of the shares covered thereby on December 15, 2001. To determine the value of the restricted stock that vested on December 15, 2001, which was not a trading day on the New York Stock Exchange, the Company used the weighted average of the means between the highest and lowest sales prices on December 14, 2001 (the nearest trading day before December 15, 2001) and December 17, 2001 (the nearest trading day after December 15, 2001). The average was weighted based on the number of trading days between the dates used and December 15, 2001, the vesting date. The per share weighted average price used to determine the value of the shares that vested on December 15, 2001 was $14.0617.

The payout amounts shown for Mr. Dineen for 2003, 2002 and 2001 include the deferred cash payments made with respect to restricted stock awarded to him in May 2000 (relating to his promotion). The 2003, 2002 and 2001 cash payments relating to Mr. Dineen’s May 2000 grant were equal to the value of the restricted stock to which Mr. Dineen became vested in 2003, 2002 and 2001, respectively. Mr. Dineen’s May 2000 grant vested with respect to one third of the shares covered thereby on May 4, 2001, on which date the Original Common Stock had a closing sale price of $15.94, and with respect to the second one third of the shares covered thereby on May 4, 2002. To determine the value of the restricted stock that vested on May 4, 2002, which was not a trading day on the New York Stock Exchange, the Company used the weighted average of the means between the highest and lowest sales prices on May 3, 2002 (the nearest trading day before May 4, 2002) and May 6, 2002 (the nearest trading day after May 4, 2002). The average was weighted based on the number of trading days between the dates used and May 4, 2002, the vesting date. The per share weighted average price used to determine the value of Mr. Dineen’s shares that vested on May 4, 2002 was $15.1383. Mr. Dineen’s May 2000 grant vested with respect to the final one third of the shares covered thereby on May 4, 2003. To determine the value of the restricted stock that vested on May 4, 2003, which was not a trading day on the New York Stock Exchange, the Company used the weighted average of the means between the highest and lowest sales prices on May 2, 2003 (the nearest trading day before May 4, 2003) and May 5, 2003 (the nearest trading day after May 4, 2003). The average was weighted based on the number of trading days between the dates used and May 4, 2003, the vesting date. The per share weighted average price used to determine the value of Mr. Dineen’s shares that vested on May 4, 2003 was $14.77.

Payments with respect to Performance Shares:

The amount earned pursuant to a performance share or equivalent cash award from the Company is based on the Company’s total shareholder return ranking over the course of the performance cycle. Over the 1999-2001 performance cycle, the Company received a total shareholder return percentile ranking of 41.1, resulting in a Lyondell performance share award payment during 2002 equivalent to the value of 64.4% of each 1999 target performance share or equivalent cash award. Performance share award payments may be made in shares of Original Common Stock, cash, or a combination thereof, at the discretion of the Compensation Committee. Payments with respect to the 1999 performance share and equivalent cash awards were made in cash during 2002. The payout amounts shown for Messrs. Smith, Gelb, Dineen and DeNicola and Ms. Galvin for 2002 include cash payments made during 2002 with respect to their 1999 grants of performance shares, including equivalent cash awards, in the following amounts: $1,074,741 for Mr. Smith; $212,673 for Mr. Gelb; $107,649 for Mr. Dineen; $69,140 for Mr. DeNicola; and $28,505 for Ms. Galvin.

Over the 2000-2002 performance cycle, the Company received a total shareholder return percentile ranking of 75, resulting in a Lyondell performance share award payment during 2003 equivalent to the value of 183.33% of each 2000 target performance share or equivalent cash award. Performance share award payments may be made in shares of Original Common Stock, cash, or a combination thereof, at the discretion of the Compensation Committee. Payments with respect to the 2000 performance share and equivalent cash awards were made in cash during 2003. The payout amounts shown for Messrs. Smith, Gelb, Dineen and DeNicola and Ms. Galvin for 2003 include cash payments made during 2003 with respect to their 2000 grants of performance shares, including equivalent cash awards, in the following amounts: $4,032,653 for Mr. Smith; $798,683 for Mr. Gelb; $403,915 for Mr. Dineen; $260,932 for Mr. DeNicola; and $319,257 for Ms. Galvin.

(e)	The amounts shown include contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts with respect to the Executive Life Insurance Plan and the Optional Life Insurance Plan. The amounts included for 2003 are as follows:

	Mr. Smith	Mr. Gelb	Mr. Dineen	Mr. DeNicola	Ms. Galvin
Executive Supplementary Savings Plan	$63,002	$34,910	$26,083	$22,052	$21,868
Incremental Medical Plan Premiums	12,834	14,744	14,745	8,582	5,462
Financial Counseling Reimbursement	4,000	7,720	4,000	4,000	—
Executive and Optional Life Insurance Plans	5,301	3,735	1,216	751	412

(f)	Mr. Smith also serves as Chief Executive Officer of Equistar. Mr. Smith does not receive any compensation from Equistar. However, in recognition of Mr. Smith’s services as Chief Executive Officer of Equistar for 2003, Equistar paid an annual fee of $1,415,244 to Lyondell under a shared services agreement with Lyondell.

(g)	Mr. DeNicola was appointed as Senior Vice President and Chief Financial Officer of the Company effective as of June 30, 2002. The summary compensation information presented above includes compensation paid to Mr. DeNicola by the Company in his capacity as Senior Vice President and Chief Financial Officer since June 30, 2002 and in his capacity as Vice President, Corporate Development prior thereto.

(h)	Ms. Galvin was promoted to Senior Vice President, General Counsel and Secretary in May 2002. The summary compensation information presented above includes compensation paid to Ms. Galvin by the Company in her capacity as Senior Vice President, General Counsel and Secretary since May 2002 and in her capacity as Vice President, General Counsel and Secretary prior thereto.

Option Grants in 2003

	Individual Grants (a)				Grant Date Present Value ($)
Name	No. of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2003	Exercise Price ($/Sh)	Expiration Date
Mr. Smith	434,283	17.79	12.87	2/7/13	1,311,535
Mr. Gelb	217,032	8.89	12.87	2/7/13	655,437
Mr. Dineen	101,734	4.17	12.87	2/7/13	307,237
Mr. DeNicola	106,982	4.38	12.87	2/7/13	323,086
Ms. Galvin	82,282	3.37	12.87	2/7/13	248,492

(a)	All of the named executive officers received grants of stock options pursuant to the Long Term Incentive Plan on February 7, 2003. The options to purchase Original Common Stock that were granted to the named executive officers vest in one-third annual increments, with the first third vesting on February 7, 2004. The options are subject to early vesting under certain specified conditions. The grant date present value per share of options granted on February 7, 2003 was estimated using the Black-Scholes option-pricing model and the following assumptions: fair value per share of options granted–$3.02; dividend yield–6.37%; expected volatility–42.16%; risk-free interest rate–4.23%; and maturity in years–10.

No options were exercised during 2003 by any named executive officers. The following table shows the number of shares of Original Common Stock represented by outstanding options held by each of the named executive officers as of December 31, 2003, including the value of “in-the-money” options, which represents the positive spread between the exercise price of any such option and the year-end price of the Original Common Stock.

Option Values at December 31, 2003 (a)

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
	Exercisable (b)	Unexercisable	Exercisable	Unexercisable
Mr. Smith	1,876,424	858,112	3,277,904	3,106,936
Mr. Gelb	449,464	384,820	787,306	1,368,809
Mr. Dineen	264,730	190,741	436,045	685,974
Mr. DeNicola	195,995	189,993	261,475	588,726
Ms. Galvin	203,764	158,692	285,474	576,402

(a)	On December 31, 2003, the last reported closing sale price in 2003, as reported on the New York Stock Exchange, of Lyondell’s Original Common Stock was $16.95 per share.

(b)

In 1994, Lyondell granted stock options pursuant to a previous incentive plan, which options provided for the accrual of dividend share credits and expire in March 2004. The number of dividend share credits allocated on each record date to an optionee’s account is computed by multiplying the dividend rate per share of Original Common Stock by the sum of (1) the number of shares subject to outstanding options and (2) the number of dividend share credits then credited to the optionee’s account, and dividing the resulting figure by the fair market value of a share of Original Common Stock on the dividend record date. The participant receives dividend share credits not only on the number of shares covered by unexercised options but also on the number of dividend share credits already in the participant’s account. Dividend share credits do not represent earned compensation and have no definite value until the date on which the options in respect of which the credits have been allocated are exercised. Dividend share credits are cancelled upon an optionee’s termination of employment under certain specified circumstances. As of December 31, 2003, the dividend share credits accrued to each of the participating named executive officers’ accounts were: 15,553 for Mr. Smith; and 373 for Ms. Galvin. Messrs. Gelb, Dineen and DeNicola do not hold options granted under plans pursuant to which dividend share credits accrue. As a result of the August 2002 sale of shares of Lyondell’s Series B Common Stock to Occidental Chemical Holding Corporation, all stock options granted by Lyondell during 2000 and 2001 pursuant to the Long Term Incentive Plan vested in August 2002.

Long-Term Incentive Plans—Awards in 2003 (a)

Name	Number of Shares, Units or Other Rights (b)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Mr. Smith	199,924 shares	1/1/03-12/31/05	39,984 shares	199,924 shares	399,848 shares
Mr. Gelb	99,912 shares	1/1/03-12/31/05	19,982 shares	99,912 shares	199,824 shares
Mr. Dineen	46,834 shares	1/1/03-12/31/05	9,366 shares	46,834 shares	93,668 shares
Mr. DeNicola	49,250 shares	1/1/03-12/31/05	9,850 shares	49,250 shares	98,500 shares
Ms. Galvin	37,879 shares	1/1/03-12/31/05	7,575 shares	37,879 shares	75,758 shares

(a)	The awards granted to each of the named executive officers are pursuant to the Long Term Incentive Plan and represent awards of performance shares or equivalent cash awards, all of which may be earned if the Company achieves its target performance over the years 2003-2005. Awards may be paid in Original Common Stock, cash or a combination thereof, at the discretion of the Compensation Committee. The Company’s performance target is to achieve total shareholder return (defined as the change in market price of the Original Common Stock plus dividend yield measured over the course of the performance cycle) during the performance cycle of at least the fiftieth percentile, as compared to the companies in its peer group. In order for any performance shares to be earned under the original terms of the awards, the Company must achieve a total shareholder return ranking of at least the thirtieth percentile (the threshold amount); and total shareholder return in the eightieth percentile will result in the maximum payment set forth above. Shareholder returns between the thirtieth and fiftieth percentile, or between the fiftieth and eightieth percentile, will be interpolated between the values listed above. The peer group is comprised of the entities that are in the S&P 500 Chemicals Index and the S&P Mid Cap 400 Chemicals Index.

(b)	Amounts in this column represent the payout “target.” Up to two times this amount may pay out as the “maximum” payout described in this table.

Annual Pension Benefits

The following table shows estimated annual pension benefits payable to the Company’s employees, including executive officers of the Company, upon retirement at age 65 based on credited service as of January 1, 2004, under the provisions of the Lyondell Retirement Plan and the Lyondell Supplementary Executive Retirement Plan (together, the “Lyondell Retirement Plan”).

Pension Table

Average Final Earnings (Base Salary plus Annual Bonus) Highest Three Consecutive Years out of Last 10 Years	Approximate Annual Benefit for Years of Membership Service Indicated (a)(b)
	15 Years	20 Years	25 Years	30 Years	35 Years
$3,200,000	$696,000	$928,000	$1,160,000	$1,392,000	$1,624,000
3,000,000	652,500	870,000	1,087,500	1,305,000	1,522,500
2,800,000	609,000	812,000	1,015,000	1,218,000	1,421,000
2,600,000	565,500	754,000	942,500	1,131,000	1,319,500
2,400,000	522,000	696,000	870,000	1,044,000	1,218,000
2,200,000	478,500	638,000	797,500	957,000	1,116,500
2,000,000	435,000	580,000	725,000	870,000	1,015,000
1,800,000	391,500	522,000	652,500	783,000	913,500
1,600,000	348,000	464,000	580,000	696,000	812,000
1,400,000	304,500	406,000	507,500	609,000	710,500
1,200,000	261,000	348,000	435,000	522,000	609,000
1,000,000	217,500	290,000	362,500	435,000	507,500
800,000	174,000	232,000	290,000	348,000	406,000
600,000	130,500	174,000	217,500	261,000	304,500
400,000	87,000	116,000	145,000	174,000	203,000
200,000	43,500	58,000	72,500	87,000	101,500

(a)	As of December 31, 2003, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the named executive officers were: Mr. Smith, 29; Mr. Gelb, 34; Mr. Dineen, 26; Mr. DeNicola, 13; and Ms. Galvin, 14.

(b)	All employees’ (including executive officers’) years of service with Atlantic Richfield Company prior to the creation of Lyondell have been credited under the Company’s retirement plans.

The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 2004, and payment for the life of the employee only with a guaranteed minimum payment period of 60 months. The amounts will change if the payment is made under any other form of retirement benefit permitted by the respective retirement plan, or if an employee’s actual retirement occurred after January 1, 2004, since the “annual covered compensation level” of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee’s subsequent years of membership service. The covered compensation for which retirement benefits are computed under the Lyondell Retirement Plan is the average of the participant’s highest three consecutive years out of the last ten years of base salary plus annual bonus. Base salary and annual bonus amounts are set forth under the “Salary” and “Bonus” headings in the Summary Compensation Table. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. However, the Lyondell Retirement Plan provides a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.

Executive Severance Arrangements

The Lyondell Chemical Company Executive Severance Pay Plan (the “Severance Plan”) generally applies to all officers of the Company, including Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin, and certain other key members of management that are designated by the Chief Executive Officer. The Severance Plan also covers officers and other key members of management (as designated by the Chief Executive Officer of Lyondell) of the Company’s subsidiaries and Equistar and LYONDELL-CITGO Refining LP (“LCR”). The Severance Plan provides for the payment of certain benefits to covered employees upon certain terminations following a Change in Control of the Company. Under the Severance Plan, a “Change in Control” of the Company means any one of the following events:

•	the incumbent directors of the Company (directors as of February 1, 1999 or individuals recommended or approved by a majority of the then incumbent directors other than as a result of either an actual or threatened election contest) cease to constitute at least a majority of the Company’s Board of Directors,

•	the shareholders of the Company approve a merger, consolidation, or recapitalization of the Company, or a sale of substantially all the Company’s assets, unless immediately after the consummation of the transaction, the shareholders of the Company immediately prior to the transaction would own 80% or more of the then outstanding equity interests and combined voting power of the then outstanding voting securities of the resulting entity, and the incumbent directors at the time of initial approval of the transaction would, immediately after the transaction, constitute a majority of the Board of Directors or similar managing group of such resulting entity,

•	the shareholders of the Company approve any plan for the liquidation or dissolution of the Company, or

•	any person shall become the beneficial owner of more than 20% of the outstanding Common Stock or combined voting power of all voting securities of the Company, unless such person exceeds 20% ownership solely as a result of (A) the Company acquiring securities and correspondingly reducing the number of shares or other voting securities outstanding, (B) an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company or (C) a direct or indirect acquisition by Occidental or Millennium Chemicals Inc. (“Millennium”) (or an affiliate) of beneficial ownership of securities representing (x) in the case of Occidental and its affiliates, no more than 40%, (y) in the case of Millennium and its affiliates, no more than 40%, and (z) in the case of Occidental and Millennium and their respective affiliates in the aggregate, no more than 49% of either the then outstanding Common Stock or combined voting power of the then outstanding voting securities of the Company, as contemplated by any agreement between the Company and Occidental and/or Millennium or their affiliates where, as a result of the transaction or series of related transactions, the Company or the resulting entity owns a greater percentage equity interest in Equistar than the Company owned immediately prior to the transactions. If a person referred to in either (A) or (B) of this clause shall thereafter become the beneficial owner of additional shares of Common Stock or other ownership interests representing 1% or more of the outstanding shares of Common Stock or 1% or more of the combined voting power of the Company (other than by stock split, stock dividend or similar transaction or as a result of an event described in (A), (B) or (C) of this clause), then a Change in Control will be deemed to have occurred.

A Change in Control will not be deemed to occur under the second bullet of the paragraph above if each of the following conditions is met: (1) the transaction is between the Company and/or its affiliates and Millennium and/or its affiliates, (2) the Company or an entity that was a wholly owned subsidiary of the Company prior to the transaction has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, immediately after the transaction, (3) Millennium or an entity that was a wholly owned subsidiary of Millennium prior to the transaction has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, immediately after the transaction, and (4) as a result of the transaction, the Company or its affiliates own a greater percentage equity interest in Equistar than the Company owned immediately prior to the transaction.

If an employee covered under the Severance Plan is terminated by his or her employer without cause or by the employee for good reason (which includes certain “constructive” terminations) within two years following a Change in Control, the employee will be entitled to receive from the Company a payment under the Severance Plan equal to one times to three times annual earnings, depending on the employee’s position with his or her employer. Annual earnings for this purpose is generally the sum of an employee’s base pay plus target annual bonus. Each of Messrs. Smith and Gelb would receive from the Company a payment equal to three times his annual earnings. Mr. DeNicola, Mr. Dineen and Ms. Galvin would receive from the Company a payment equal to two times his or her annual earnings. Outstanding Lyondell option awards, if any, to covered employees will be automatically vested. Covered employees will also receive, at the Company’s expense: (1) eligibility to commence vested early retirement benefits under the Company’s or a subsidiary’s retirement plans, actuarially reduced for early commencement, and retiree medical coverage; (2) continuation of welfare benefit coverages for a period of two years following termination; and (3) outplacement services for a period of one year, at a cost not to exceed $40,000. In addition, covered employees will receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid in connection with the Change in Control. In order to receive benefits under the Severance Plan, a covered employee must sign a general release of claims against the Company and its affiliates. Upon a Change in Control, if applicable, the Company also will deposit into the Company’s Supplemental Executive Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the Supplementary Executive Retirement Plan and the Executive Deferral Plan. The Severance Plan may be amended or terminated at any time prior to a Change in Control or, if earlier, prior to the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation Committee, to effect a Change in Control. The Severance Plan may not be amended to deprive a covered employee of benefits after a Change in Control.

PERFORMANCE GRAPH

The Performance Graph below compares the cumulative total return to shareholders of the Company for a five-year period (December 31, 1998 to December 31, 2003) with the cumulative total return to shareholders of the S&P 500 Stock Index and two separate peer groups. The Company’s performance share or equivalent cash awards allow the participants to earn a number of shares of the Company’s Original Common Stock or an equivalent cash amount based on the Company’s cumulative total shareholder return over the measurement period of the award relative to a chemical industry group comprised of the entities that are in the S&P 500 Chemicals Index and the S&P Mid Cap 400 Chemicals Index. The entities in those indices change over time. As a result of changes in the entities comprising those indices, the Company is revising its peer group for the Performance Graph from “Old Peer Group” to “New Peer Group.”

The Old Peer Group consists of: Air Products and Chemicals, Inc., Airgas, Inc., Albemarle Corporation, Cabot Corporation, Crompton Corporation, Cytec Industries, Inc., Dow Chemical Company, EI DuPont de Nemours & Company, Eastman Chemical Company, Ecolab, Inc., Engelhard Corporation, Ferro Corporation, FMC Corporation, HB Fuller Company, Great Lakes Chemical Corporation, Hercules Incorporated, IMC Global, Inc., International Flavors and Fragrances, Lubrizol Corporation, Minerals Technologies Inc., Monsanto Company, Olin Corporation, PPG Industries, Inc., Praxair Inc., Rohm & Haas Company, RPM Incorporated, A Schulman, Inc., Sigma-Aldrich Corporation, Solutia, Inc., The Valspar Corporation and Lyondell. The Old Peer Group is substantially the same as the peer group used in calculating total shareholder return for the performance share or equivalent cash awards granted in 2001, 2002 and 2003.

The New Peer Group consists of the same entities as the Old Peer Group, except that HB Fuller Company, A Schulman, Inc. and Solutia, Inc. have been removed from the New Peer Group, and The Scotts Company and Sensient Technologies Corporation have been added to the New Peer Group to reflect changes in the entities comprising the S&P 500 Chemicals Index and the S&P Mid Cap 400 Chemicals Index. The New Peer Group is the same as the peer group used in calculating total shareholder return for the performance share or equivalent cash awards granted in 2004.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

	1998	1999	2000	2001	2002	2003
Lyondell	$100.00	$75.19	$97.13	$96.48	$90.28	$129.18
S&P 500	100.00	121.05	110.02	96.95	75.52	97.19
New Peer Group (a)	100.00	118.27	103.81	105.06	101.56	127.48
Old Peer Group (a)	100.00	117.70	102.88	104.34	100.13	125.62

(a)	Group total returns are weighted by average annual market capitalization for each of the Peer Group companies as of the beginning of each year and assume the reinvestment of dividends.

Pursuant to SEC rules, the foregoing “Performance Graph” section of the Proxy Statement and the “Compensation Committee Report” that follows are not deemed “filed” with the SEC and are not incorporated by reference into the Company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) is composed of five independent directors: Travis Engen (Chairman), Dr. William T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum. The Committee has responsibility for establishing and administering the pay philosophy, policies and plans for the executive officers of the Company, and approves all salary changes, grants and awards to executive officers of the Company. The Committee also conducts an annual review of the Chief Executive Officer’s performance and of executive pay.

Executive Pay Philosophy

The overriding principle behind the Company’s pay philosophy is that pay must support the Company’s primary objective of creating shareholder value and that premium pay will be provided for premium performance. The Committee believes that its pay philosophy enables the Company to attract, retain and reward executive talent competitively. Specific elements of this philosophy are:

•	Executive base salaries should be competitive with salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company’s performance and designed to account for the cyclical nature of the Company’s businesses.

•	The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management.

•	Performance should be defined in terms of measures that directly link to or strongly influence Lyondell’s shareholder value and achievement of strategic business and other performance objectives.

•	Substantial ownership in the Company’s stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward.

Driven by this philosophy, the Company’s executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company’s total pay package is designed to be highly sensitive to the Company’s performance, defined in terms of shareholder value creation.

Base Salary

Pursuant to the pay philosophy, Lyondell’s executive base salaries generally are targeted at the fiftieth percentile of the market according to nationally recognized surveys for industrial and chemical companies. The market data used are reflective of the Company’s size, as measured by enterprise revenues.

Generally, the Committee assesses market pay by position by relying on published surveys covering a group of industrial and chemical companies. Using this data, salary adjustments generally are made such that salaries for most executives are set at the median of the market. In an effort to gradually move executive compensation closer to the median competitive salary for industrial and chemical companies of similar size, all of the Company’s executive officers received modest base salary increases in 2003. However, many of the Company’s executive officers, including named executive officers, still are being compensated at a level that is below the median of the market. In addition, in recognition of the prolonged adverse business conditions in the chemical industry, no named executive officer received an increase in base salary for 2004.

Incentive Compensation Program

The Company’s executive incentive compensation program provides the Committee with sufficient tools to provide long-term incentive compensation that is closely tied to the creation of shareholder value. The incentive compensation program allows the Committee to make long-term incentive awards in the form of stock options, restricted stock, performance shares, phantom stock or stock appreciation rights, and to make cash bonus payments. Under this program, incentive compensation opportunities for 2003 were delivered in four forms:

•	An annual cash award, which rewards management for economic value as determined by the Committee.

•	Stock options, granted at 100 percent of fair market value, having a term of ten years and vesting at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control or if the Original Common Stock price increases 100 percent. The stock option awards are intended to provide incentive to participants to increase the Company’s share price over time.

•	A restricted stock arrangement, which is divided equally into a restricted stock grant and an associated deferred cash payment. The restricted stock vests at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The associated deferred cash payment is paid when and if the shares of restricted stock vest and has the same value as the restricted stock at the time of vesting. The two components of the restricted stock arrangement are designed to work together to encourage executive officers to retain an ownership interest in the Company, to align their interests with those of the shareholders and to increase the Company’s share price over time.

•	A performance share arrangement, under which executives may earn a target number of shares of Lyondell Original Common Stock (or a cash amount equal to the value of those shares) based on the Company’s cumulative total shareholder return (Original Common Stock price growth plus reinvested dividends, measured over the course of the performance cycle) relative to a chemical industry group comprised of the entities that are in the S&P 500 Chemicals Index and the S&P Mid Cap 400 Chemicals Index. Although the entities in those indices may change over time, the chemical industry group used for the performance shares is substantially the same as the New Peer Group used in the Performance Graph on pages 28 and 29 of this Proxy Statement. The actual number of shares of Original Common Stock or equivalent cash amount earned may vary from the target amount based on the Company’s cumulative total shareholder return, measured over the course of the performance cycle. The performance share arrangement is intended to directly link the participant’s incentive compensation opportunities to the Company’s performance relative to the performance of other chemical industry companies, thereby providing incentive to the participants to improve Lyondell’s total shareholder return performance compared to comparable companies in the chemical industry.

Based on published, nationally recognized compensation surveys for industrial and chemical companies, the Committee established a percentage of base salary that would, subject to attainment by the Company of objective financial and/or operating results as established by the Committee, be payable in incentive compensation to Lyondell executive officers. The percentages for both annual cash bonus and long-term compensation were targeted at the industry medians for such compensation, as reflected in the published surveys. The Company’s incentive compensation program recognizes the deeply cyclical nature of the chemical industry, which experiences significant year-to-year swings in financial results. The incentive compensation program reflects the continuing focus on long-term Company performance by encouraging growth in economic value over the long term and providing award mechanisms designed to moderate the effect of the cycle on pay over the longer term. The Committee believes that this approach to pay enables the Company to attract, retain and reward executive talent competitively.

Annual Cash Award

The 2003 annual cash bonus formula for executive officers of the Company was approved by the Committee in February 2003. As in prior years, the formula uses a rolling five-year average of economic value. Economic value measures the Company’s cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company by the Company’s weighted average cost of capital. The formula is designed to reflect the Company’s pay philosophy of encouraging growth in economic value over the long term while dampening the effect of earnings cyclicality in the chemical industry. As a result, the implementation of the formula can result in lower bonuses being paid in years where the Company substantially increases economic value and can also result in bonuses being paid in years where the Company incurs losses in economic value. Based on the formula, as a result of the Company’s results due to the prolonged adverse business conditions in the industry, no annual cash bonuses were paid to executive officers with respect to 2003.

Long-Term Incentives

For 2003, long-term incentive compensation for executive officers was split equally between (1) awards designed to measure the Company’s absolute performance and (2) awards designed to measure the Company’s relative performance compared to similar companies in the chemical industry. The value of the awards designed to measure the Company’s absolute performance was split equally between stock options and a restricted stock arrangement. A performance share arrangement was used for awards designed to measure the Company’s relative performance. Each type of award is linked directly to shareholder return.

The exercise price for stock options is the higher of the average closing price of a share of Original Common Stock during the first ten trading days of the year or the closing price on the date of grant. The exercise price for stock options cannot be less than the fair market value of the Company’s Original Common Stock on the date of grant, and the Long Term Incentive Plan does not permit the repricing of stock options. Thus, the value of the shareholders’ investment in the Company must appreciate before an optionee receives any financial benefit from the option. The number of shares of Original Common Stock subject to stock options granted in 2003 was calculated using the target award value and the Black-Scholes model, including the assumptions set forth under the Option Grants in 2003 table set forth on page 24 of this Proxy Statement.

Consistent with current trends in executive compensation, beginning in 2003, the Committee modified the components of the incentive compensation program by reducing the number of stock options granted and granting more shares of restricted stock under a restricted stock arrangement as incentive compensation. By doing so, the Company was able to reduce the impact of these grants on the total number of shares reserved for grants under the Company’s incentive plans and reduce potential dilution resulting from the exercise of options or vesting of restricted stock. The restricted stock arrangement is divided equally into a grant of restricted stock and an associated deferred cash payment. The exact number of shares awarded as restricted stock is calculated by dividing the dollar amount of the restricted stock portion of the award by the closing price of a share of Original Common Stock on the last trading day of the calendar year before the calendar year when the grant is made. The amount of the associated deferred cash payment equals the closing price of a share of Original Common Stock on the date the restricted stock vests, multiplied by the number of shares of restricted stock vesting. The associated deferred cash payment is paid when and if the shares of restricted stock vest.

The number of target performance shares (or cash amount equal to the value of those shares) under the performance share arrangement for each executive officer was calculated using the target award value and the average fair market value of the Company’s Original Common Stock during the last ten trading days of 2002. The terms of the 2003 performance share arrangement grants to the named executive officers are shown in the Long-Term Incentive Plans—Awards in 2003 table on page 25 of this Proxy Statement. The payments made to the named executive officers during 2003 with respect to the performance share arrangements granted in February 2000 (with a performance cycle from January 1, 2000 to December 31, 2002) are shown in the Summary Compensation Table on page 21 of this Proxy Statement and described in the related note.

2004 Incentive Compensation

For 2004, incentive compensation grants to Mr. Smith and all of the other executive officers consist of an annual cash award, stock options, a restricted stock arrangement and a performance share arrangement. As mentioned above, in recognition of the prolonged adverse business conditions in the chemical industry, none of the named executive officers received an increase in base salary for 2004. However, consistent with the Committee’s desire for executive pay to remain competitive, the Committee approved an increase in the size of the 2004 restricted stock arrangements awarded to the named executive officers to provide them with the opportunity to earn, through long-term incentive compensation, the value that would otherwise have been provided to the named executive officers as a base salary increase for 2004. As described under “Annual Pension Benefits” on page 26 of this Proxy Statement, the stock options, restricted stock arrangements and performance share arrangements are not included in the covered compensation for which retirement benefits are computed under the Lyondell Retirement Plan.

Stock Ownership Guidelines

The Committee has adopted stock ownership guidelines for executive officers as a way to align more closely the interests of the key executive officers with those of the shareholders. The current ownership targets are as follows:

Position	Value as a Multiple of Base Salary
Chief Executive Officer	4.0
Executive Vice President	3.0
Senior Vice President	2.0
Vice President	1.0

All shares which are beneficially owned, including, if applicable, shares of unvested restricted stock and shares held in the Company’s 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines. Although the stock ownership guidelines are not part of the Long Term Incentive Plan, the executives are requested to own shares valued at the above listed multiples of base salary within the later of five years after (1) their initial participation in the Long Term Incentive Plan or (2) their promotion to a new position with a higher base salary multiple. At its March 2004 meeting, the Committee reviewed the progress of the covered executives relative to compliance with the stock ownership guidelines and determined that all of the named executive officers are currently on track to be in compliance with the stock ownership guidelines at the end of the five year period.

Chief Executive Officer’s 2003 Pay

The Committee’s objective is to move executive pay towards the targeted level at the median competitive salary for industrial and chemical companies of similar size as determined from published compensation surveys. Based on these surveys, Mr. Smith was eligible for an increase in base salary for 2003 and received a modest salary increase in 2003. However, it should be noted that in recognition of business conditions, Mr. Smith’s salary was not increased in 2001, 2002 or 2004, even though he was eligible for an increase in base salary for those years based on the market salary surveys.

Using the criteria discussed earlier in this Compensation Committee Report, in February 2003, Mr. Smith received a grant of 434,283 stock options, 51,919 shares of restricted stock (and associated deferred cash payment) pursuant to a restricted stock arrangement and 199,924 performance shares pursuant to a performance share arrangement. The stock options were granted at an exercise price of $12.87 per share, which was the average closing price of a share of Lyondell’s Original Common Stock during the first ten trading days of 2003 and was higher than the closing price on the date of grant. The performance share arrangement is based on a three-year total shareholder return for Lyondell as compared to a chemical industry peer group for the period 2003-2005, as further described on page 25 of this Proxy Statement.

The Committee conducted its annual review of the Chief Executive Officer’s performance and, following discussion with the non-employee members of the Board, reviewed the findings with Mr. Smith. Mr. Smith’s personal accomplishments and leadership during a challenging year were commended. However, based on the formula described earlier in this Compensation Committee Report, Mr. Smith did not receive an annual cash award payment with respect to 2003. Based on the terms of the performance share arrangement granted to Mr. Smith in 2000 (with a performance cycle from January 1, 2000 to December 31, 2002), Mr. Smith received a cash payment of $4,032,653 in 2003, as further described on page 23 of this Proxy Statement.

Omnibus Budget Reconciliation Act of 1993

Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of pay in excess of $1 million paid to the Company’s Chief Executive Officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements. The Committee seeks to qualify compensation for deductibility, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders.

Compensation Committee Members

The Compensation Committee continues to believe that shareholders are well served by Lyondell’s executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

Respectfully submitted,

Travis Engen (Chairman)

William T. Butler

Stephen F. Hinchliffe, Jr.

David J. Lesar

Dudley C. Mecum

The Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Travis Engen (Chairman), Dr. William T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum. Mr. Smith, President and Chief Executive Officer and a director of Lyondell, also serves as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar. Mr. Hollinshead, Vice President, Human Resources of Lyondell, is a member of Equistar’s Compensation Committee. Mr. Smith does not receive any compensation from Equistar for his services. Mr. Smith’s compensation is determined by Lyondell’s Compensation Committee, as described in the Compensation Committee Report above. Accordingly, neither the Partnership Governance Committee nor the Compensation Committee of Equistar determines Mr. Smith’s compensation.

Lyondell, Equistar, LCR and Lyondell Methanol Company, L.P. (“LMC,” an entity that is wholly owned by Lyondell), engage in numerous transactions. Lyondell believes that these transactions were obtained on terms substantially no more or less favorable than those that would have been agreed upon by third parties on an arm’s-length basis. Lyondell generally expects that transactions of a similar nature will occur during 2004.

In 2003, Lyondell and LCR purchased approximately $610 million and $447 million, respectively, of products from Equistar, and Equistar purchased approximately $5 million and $227 million, respectively, of products from Lyondell and LCR. Equistar and LCR also are parties to tolling, terminaling and storage and other arrangements, for which Equistar billed LCR approximately $23 million in 2003 and LCR billed Equistar approximately $300,000 in 2003. Equistar provides various administrative services, research and development services and barge and dock usage and related services to Lyondell, for which Equistar charged Lyondell approximately $11 million in 2003. Lyondell charged Equistar approximately $154 million in 2003 for various administrative and other services, including for the services of Mr. Smith.

Lyondell also has various service (including administrative service) and cost sharing arrangements with LCR. In 2003, LCR billed Lyondell approximately $800,000 and Lyondell billed LCR approximately $2 million under these arrangements. In addition, Lyondell sold approximately $4 million of methyl tertiary butyl ether (“MTBE”) to LCR during 2003.

LMC purchased approximately $98 million of natural gas from Equistar in 2003. LMC also paid Equistar a fee of approximately $7 million in 2003 in exchange for the provision of operating and other services, including the lease to LMC by Equistar of the real property on which LMC’s methanol plant is located.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lyondell, Equistar and Occidental and its affiliates have engaged in numerous transactions. Until August 2002, Equistar was wholly owned by subsidiaries of each of Lyondell, Millennium Chemicals Inc. (“Millennium”) and Occidental. On August 22, 2002, Lyondell purchased Occidental’s 29.5% ownership interest in Equistar by purchasing all of the outstanding stock of the Occidental subsidiaries that were owners of Equistar. As a result, the Occidental subsidiaries no longer own an interest in Equistar and Lyondell’s ownership interest in Equistar increased from 41% to 70.5%. Millennium owns the remaining 29.5% interest in Equistar. As of March 1, 2004, Occidental beneficially owned 2,700,000 shares of Lyondell’s Original Common Stock, 36,823,421 shares of Lyondell’s Series B Common Stock and warrants to purchase five million shares of Lyondell’s Original Common Stock, representing in the aggregate approximately 25% of Lyondell’s outstanding Common Stock. See “Principal Shareholders” above for a description of Occidental’s beneficial ownership. In addition, as a result of the transactions described above, two Occidental executives, Dr. Ray R. Irani, Chairman and Chief Executive Officer, and Stephen I. Chazen, Executive Vice President—Corporate Development and Chief Financial Officer, serve as members of Lyondell’s Board of Directors. See “Election of Directors” above for biographical information regarding Dr. Irani and Mr. Chazen and a discussion of the agreement regarding their election to the Board of Directors.

Lyondell believes that the transactions between Lyondell, Equistar and Occidental and its affiliates were obtained on terms substantially no more or less favorable than those that would have been agreed upon by third parties on an arm’s-length basis. Lyondell generally expects that commercial transactions of a nature similar to those described below under the heading “Commercial Transactions with Affiliates of Occidental” will occur between Lyondell and affiliates of Occidental and between Equistar and affiliates of Occidental during 2004.

October 2003 Stock Purchase by Occidental Chemical Holding Corporation

In October 2003, Lyondell issued 13.8 million shares of its Original Common Stock in a public offering. Occidental Chemical Holding Corporation, a subsidiary of Occidental, purchased 2.7 million shares of the 13.8 million shares of Original Common Stock sold in the offering directly from the underwriter at a price equal to the initial public offering price, less underwriting discounts and commissions. The underwriter received no discounts or commissions on the sale of the shares to Occidental Chemical Holding Corporation.

Commercial Transactions with Affiliates of Occidental

During 2003, Lyondell purchased sodium methylate and caustic soda from Occidental Chemical Corporation, a subsidiary of Occidental (“Occidental Chemical”). Occidental Chemical charged Lyondell approximately $900,000 for these purchases during 2003.

Equistar and Occidental Chemical are parties to an ethylene sales agreement pursuant to which Occidental Chemical agreed to purchase an amount of ethylene from Equistar equal to 100% of the ethylene raw material requirements of Occidental Chemical’s U.S. plants, other than its LaPorte, Texas plant. In addition to sales of ethylene under the ethylene sales agreement, from time to time Equistar has made sales of methanol, ethers and glycols to Occidental Chemical. During 2003, Occidental Chemical paid Equistar approximately $448 million for product purchases.

Also, from time to time, Equistar has entered into over-the-counter derivatives, primarily price swap contracts, related to crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases. During 2003, Equistar and Occidental Energy Marketing, Inc. settled approximately $300,000 of price swap contracts. There were no outstanding price swap contracts as of December 31, 2003. Equistar purchased various other products from Occidental Chemical at market-related prices totaling approximately $900,000 in 2003.

During 2003, Equistar sold ethylene to Oxy Vinyls, LP (“Oxy Vinyls”), a joint venture partnership between Occidental Chemical and an unaffiliated third party, for Oxy Vinyls’ LaPorte, Texas facility at market-related prices pursuant to an agreement that expired on December 31, 2003. Equistar made ethylene sales to Oxy Vinyls totaling approximately $55 million in 2003.

Equistar subleases certain railcars from Occidental Chemical, for which Occidental Chemical charged Equistar approximately $7 million in 2003. In addition, Equistar leased its Lake Charles facility and the land related thereto from Occidental Chemical for $100,000 per year under a lease that expired in May 2003. At that time, Equistar entered into a new, one-year lease with Occidental Chemical that has renewal provisions for two additional one-year periods at either party’s option. Under the new lease, Equistar pays Occidental Chemical rent in an amount equal to $100,000 per year if Equistar is operating the facility or $60,000 per year if Equistar is not operating the facility. The Lake Charles facility has been idled since the first quarter of 2001, pending sustained improvement in market conditions.

COMPENSATION OF DIRECTORS

Directors’ Fees

Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof.

2003 Non-Employee Director Compensation

During 2003, Non-Employee Directors were paid an annual retainer of $70,000, but were not paid additional fees for attending Board or committee meetings. Non-Employee Directors were reimbursed for travel and other related expenses incurred in attending Board or committee meetings. In addition, the Non-Employee Directors who served as Chairs of the Audit, Compensation and Corporate Governance and Responsibility Committees each received an additional $7,500 annual fee. The non-employee Chairman of the Board received an additional $80,000 annual fee. At the election of each Non-Employee Director, all or a portion of the annual retainer, committee chair fees and Chairman of the Board fee was (1) paid in cash currently, (2) deferred under the Directors’ Deferral Plan (described below) as cash or (3) deferred under the Directors’ Deferral Plan in the form of deferred stock units (“Deferred Stock Units”).

In addition, in May 2003, after the shareholders approved the amendment and restatement of the Restricted Stock Plan for Non-Employee Directors, each Non-Employee Director received an annual incentive award valued at $45,000, which value was divided equally into an award of restricted stock (“Restricted Stock”) and an associated deferred cash payment and was comprised of the annual award described below under “Restricted Stock” and the annual award in lieu of a retirement benefit, as described below under “Retirement Plan for Non-Employee Directors.”

2004 Non-Employee Director Compensation

For 2004, Non-Employee Directors receive the same forms of compensation as described above under “2003 Non-Employee Director Compensation.” The annual retainer remained $70,000 for 2004. However, beginning in 2004, the annual fee paid to Non-Employee Directors who serve as Chairs of the Audit,

Compensation and Corporate Governance and Responsibility Committees increased from $7,500 to $10,000 and the annual fee paid to the non-employee Chairman of the Board increased from $80,000 to $115,000. In addition, beginning in 2004, the value of the annual incentive award granted to Non-Employee Directors increased from $45,000 to $77,000, which value was divided equally into an award of Restricted Stock and an associated deferred cash payment and was comprised of the annual award described below under “Restricted Stock” and the annual award in lieu of a retirement benefit, as described below under “Retirement Plan for Non-Employee Directors.”

Stock Ownership Guidelines

The Company believes that paying a portion of the directors’ compensation in stock further aligns the directors’ interests with the shareholders’ interests and, accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Non-Employee Directors are encouraged to hold shares equal in value to the annual retainer within the later of five years after (1) initial election as a member of Lyondell’s Board of Directors and (2) February 7, 2003, the date of the most recent amendment to the stock ownership guidelines. All shares beneficially owned, including Restricted Stock and other equity-based instruments such as Deferred Stock Units, are counted towards fulfillment of the stock ownership guidelines. Unexercised stock options, unless both vested and in-the-money, do not count towards fulfillment of the stock ownership guidelines.

Deferred Stock Units

The Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors (the “Directors’ Deferral Plan”) provides Non-Employee Directors with the option to have all or a portion of the annual retainer, committee chair fees and Chairman of the Board fee, which are credited annually, (1) paid in cash currently, (2) deferred under the Directors’ Deferral Plan as cash or (3) deferred under the Directors’ Deferral Plan as Deferred Stock Units.

Deemed dividends attributed to Deferred Stock Units are credited under the Directors’ Deferral Plan as additional Deferred Stock Units. The cash portion of a participant’s account under the Directors’ Deferral Plan accrues interest at 125% of the rolling average ten-year treasury note rate, as of October 1 prior to the beginning of each year, or a rate established by a committee of the Board annually prior to the beginning of each year. The interest rate for 2003 was 7.21 percent. Once a year, with prior written notice, Non-Employee Directors may switch their elections under the Directors’ Deferral Plan between deferred cash with an interest credit and Deferred Stock Units with dividend equivalents credited as additional Deferred Stock Units. Unlike Restricted Stock (described below), the Deferred Stock Units do not carry voting rights and are not subject to forfeiture.

Under the Directors’ Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director’s annual retainer, committee chair fees and Chairman of the Board fee per year. Amounts may be deferred until retirement from regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director’s death, retirement or resignation, benefits are payable, in accordance with the director’s prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. All payments from the Directors’ Deferral Plan, including payments with respect to Deferred Stock Units, will be made in cash. The benefits under the Directors’ Deferral Plan are secured through a grantor trust.

Restricted Stock

During 2003, Non-Employee Directors received an annual incentive award valued at $20,000, which was divided equally into a grant of Restricted Stock and an associated deferred cash payment. Beginning in 2004, Non-Employee Directors receive an annual incentive award valued at $52,000, which is divided equally into a grant of Restricted Stock and an associated deferred cash payment. In addition, the Non-Employee Directors who elected not to continue to accrue benefits under the Retirement Plan for Non-Employee Directors after the plan closed in October 1998, together with directors first elected after October 1998, receive, in lieu of a retirement benefit, an annual incentive award valued at $25,000, which is divided equally into a grant of Restricted Stock and an associated deferred cash payment, as described below under the heading “Retirement Plan for Non-Employee Directors.”

The exact number of shares awarded as Restricted Stock is calculated by dividing the dollar amount of the Restricted Stock portion of the annual incentive award by the closing price of a share of Original Common Stock on the last trading day of the calendar year before the calendar year when the grant is made. The amount of the associated deferred cash payment equals the closing price of a share of Original Common Stock on the date the Restricted Stock vests or is forfeited, multiplied by the number of shares of Restricted Stock vesting or being forfeited. Each Non-Employee Director receives the deferred cash payment from the Company when such Non-Employee Director’s shares of Restricted Stock vest or, if applicable, are forfeited. Unless and until the Restricted Stock is forfeited, from the date of grant the Non-Employee Directors have the right to vote the shares of Restricted Stock, receive dividends on the Restricted Stock and participate in any capital adjustment applicable to all holders of Original Common Stock.

The Restricted Stock is subject to forfeiture until the expiration of the restricted period. The restricted period begins on the date of the grant and continues until the tenth anniversary of the date of grant or, if earlier, the termination of service as a director in the early vesting situations described in the following sentence. The Restricted Stock Plan provides for early vesting in the event of disability, death, retirement, change in control or failure to be re-nominated to serve for any reason other than cause. Under the Restricted Stock Plan, “retirement” occurs when a director ceases to be a director of the Company (1) on or after age 72 or (2) with the consent of a majority of the other Board members, at any time before age 72. The definition of “change in control” under the Restricted Stock Plan is the same as the definition of change in control described on page 27 of this Proxy Statement in the section entitled “Executive Severance Arrangements.” In the event of early vesting, shares of Restricted Stock issued pursuant to an award are released from the restrictions. If the Non-Employee Director ceases to be a director of the Company for any other reason, the director immediately forfeits all Restricted Stock, unless a majority of the other Board members determines that the termination of service as a director is in the best interest of the Company and approves the lapse of the restricted period and the vesting of the Restricted Stock.

Retirement Plan for Non-Employee Directors

The Lyondell Chemical Company Retirement Plan for Non-Employee Directors (the “Directors’ Retirement Plan”), which was closed to new directors in October 1998, is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to $40,000. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director’s service on the Board of Directors, or, in the case of retired officers of the Company, to the director’s service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or, if he or she dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors’ Retirement Plan are secured through a grantor trust.

In October 1998, the Board of Directors amended and restated the Directors’ Retirement Plan to close the plan to new directors and to give those directors covered under the Directors’ Retirement Plan the option of: (1) continuing to accrue benefits under the Directors’ Retirement Plan; (2) retaining their existing benefits as of

December 31, 1998; or (3) electing to receive a payment equal to the present value of their benefits under the Directors’ Retirement Plan in the form of deferred compensation or shares of Restricted Stock. Directors who elected not to continue to accrue benefits under the Directors’ Retirement Plan, together with directors first elected after October 1998, received, in lieu of such benefit, an annual award of shares of Restricted Stock (during 1999 and 2000) or Deferred Stock Units (during 2001 and 2002) valued at $25,000. Beginning in 2003, the Non-Employee Directors who elected not to continue to accrue benefits under the Directors’ Retirement Plan after the plan closed in October 1998, together with directors first elected after October 1998, receive, in lieu of a retirement benefit, an annual incentive award valued at $25,000, which is divided equally into a grant of Restricted Stock and an associated deferred cash payment. The terms of the Restricted Stock grant and the associated deferred cash payment are described above under the heading “Restricted Stock.”

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

PROXY SOLICITATION

The expense of soliciting proxies will be paid by the Company. The Company has retained Morrow & Co., Inc. to assist with the solicitation of proxies at an estimated fee of $7,000 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

AND DIRECTOR NOMINATIONS

Shareholder proposals intended to be presented at the 2005 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than November 25, 2004, in order to be included in the Company’s proxy materials and form of proxy relating to such meeting. Such proposals should be addressed to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholder proposals must otherwise be eligible for inclusion. The 2005 Annual Meeting is scheduled to take place in May 2005.

Pursuant to the By-Laws of the Company, a shareholder wishing to nominate a candidate for election to the Board or bring business before the 2005 Annual Meeting in a form other than a shareholder proposal in accordance with the preceding paragraph is required to give written notice to Lyondell’s Corporate Secretary of his or her intention to make such a nomination or present such business. The notice of intent to make a nomination or present business at the 2005 Annual Meeting must be received by Lyondell’s Corporate Secretary, at the address set forth in the preceding paragraph, no later than 90 days in advance of such meeting. However, if the meeting was not publicly announced by a mailing to the shareholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in the Company’s By-Laws about both the nominee or proposed business, as applicable, and the shareholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or business in the Company’s proxy solicitation materials.

ADDITIONAL INFORMATION AVAILABLE

The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of this report (without exhibits), without charge, by writing to the Company’s Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010.

Appendix A

CHARTER OF THE AUDIT COMMITTEE

AMENDED DECEMBER 11, 2003

I.    APPOINTMENT OF AUDIT COMMITTEE

The Company’s By-Laws authorize the Board of Directors to appoint committees having the authority to perform such duties as the Board may determine. The Board of Directors has appointed the Audit Committee to serve the purposes set forth in this Charter, and has delegated the duties and responsibilities set forth in this Charter to the Audit Committee. The Audit Committee will report to the Board of Directors as provided in this Charter.

II.    PURPOSE

(1) The Audit Committee shall assist the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements.

(2) The Audit Committee shall monitor the adequacy of and promote the Company’s continued emphasis on internal controls.

(3) The Audit Committee shall assist the Board’s oversight of the performance of the Company’s internal audit function and independent auditors, and the independent auditor’s qualifications and independence.

(4) The Audit Committee shall maintain open, continuing and direct communication between the Board of Directors, the Audit Committee and both the Company’s independent auditors and its internal auditors.

(5) The Audit Committee shall monitor the Company’s compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

(6) The Audit Committee shall prepare the annual Audit Committee Report required by the rules and regulations of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

III.    OPERATING POLICIES

(1) The Audit Committee shall be composed of three or more independent members of the Board of Directors. A director’s independence, including any additional qualifications applicable to Audit Committee members, shall be determined in accordance with the Company’s Principles of Corporate Governance. The Corporate Governance and Responsibility Committee will recommend to the Board the directors to be members of, and to fill any vacancies on, the Audit Committee (including the position of Audit Committee Chair), as provided in the Principles of Corporate Governance. The Board may remove a member from the Audit Committee at any time, with or without cause.

(2) The Audit Committee shall hold such meetings as it shall deem advisable but shall meet a minimum of six times per calendar year. Minutes of all Audit Committee meetings shall be taken and approved by subsequent action. The Audit Committee shall circulate the minutes of the Audit Committee meetings to the Board for review.

(3) The Audit Committee shall meet at such times and places as the Audit Committee shall deem advisable on the call of the Chairman of the Audit Committee, the Chairman of the Board, the Chief Executive Officer, or, in their absence, by any member of the Audit Committee. The presence of a majority of the members of the Audit Committee then in office shall constitute a quorum for the transaction of business. The Audit Committee shall determine its rules of procedure in accordance with the Company’s Principles of Corporate Governance.

(4) Upon the request of the Company’s independent auditors or the Company’s internal auditor, the Chairman of the Audit Committee shall convene a meeting of the Audit Committee to consider any matters such auditors believe should be brought to the attention of the Audit Committee, directors or shareholders.

(5) At each regular Board meeting held following an Audit Committee meeting, the Audit Committee shall report to the Board regarding the action taken by the Audit Committee.

(6) The Audit Committee has the authority to retain independent, outside counsel or other professional services as it deems necessary, without seeking Board approval. The Audit Committee also has the authority to direct and supervise an investigation into any matter, without seeking Board approval.

(7) The Company shall provide such funding as the Audit Committee determines is necessary for payment of compensation to the independent auditor and any counsel or other advisors employed by the Audit Committee and for the ordinary administrative expenses of the Audit Committee in the performance of its duties.

IV.    DUTIES AND RESPONSIBILITIES

(1) The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work (including the resolution of any disagreements between management and the independent auditor regarding financial reporting) of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, subject (if applicable) to subsequent shareholder ratification. The independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company shall be a “registered public accounting firm,” as provided in the Sarbanes-Oxley Act of 2002 and the regulations thereunder, and shall report directly to the Audit Committee.

(2) The Audit Committee shall review with the independent auditors their audit plans and scope for the coming year and any non-audit services to be performed by such independent auditor. The Audit Committee shall review the compensation to be paid to the independent auditors for all audit and non-audit services to be performed. Subject to a de minimis exception relating to non-audit services, which is described in the following sentence, all audit and non-audit services to be performed for the Company by the independent auditor must be pre-approved by the Audit Committee or entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Pre-approval of non-audit services shall not be required if:

(a) the aggregate amount of all non-audit services provided to the Company does not exceed 5% of the total amount of revenues paid by the audit client to its independent auditor during the fiscal year in which the non-audit services are provided;

(b) the services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c) the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit.

Any pre-approval policies and procedures established by the Audit Committee:

(a) must be detailed as to the particular services;

(b) must provide that the Audit Committee will be informed of each service; and

(c) may not delegate the Audit Committee’s responsibilities to management.

The Audit Committee may delegate this pre-approval function to one or more members of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority has been delegated shall be presented to the Audit Committee at its regularly scheduled meetings. Any non-audit service pre-

approved by the Audit Committee (or any member to whom authority has been delegated) and any non-audit service entered into pursuant to pre-approval policies and procedures established by the Audit Committee shall be disclosed by the Company as required by law.

(3) At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing:

(a) the firm’s internal quality-control procedures;

(b) any material issues raised by the firm’s most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

(c) all relationships between the independent auditor and the Company.

(4) After reviewing the report discussed in (3) above and the independent auditor’s work throughout the year, the Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence. The evaluation will include a review and evaluation of the lead partner of the independent auditor assigned to the Company’s audit. The evaluation also will consider the opinions of management and the Company’s internal auditors. The audit partners shall be rotated as required by law. The Audit Committee shall present the results of its evaluation of the independent auditor to the Board.

(5) To assist the Audit Committee in effectively performing its oversight function, the Audit Committee shall meet periodically in separate sessions with management, the internal auditors and with the independent auditors.

(6) The Audit Committee shall regularly review with the independent auditor any problems or difficulties that the independent auditor encounters in the course of the audit work, including management’s response. The review shall include a review of any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management. The Audit Committee also shall review with the independent auditors:

(a) the audit report and their comments arising from the audit;

(b) all critical accounting policies and practices to be used;

(c) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and

(d) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(7) The Audit Committee shall review with the Company’s internal auditors the internal audit organization and the internal audit goals and plans and discuss the findings and recommendations resulting from internal audits.

(8) The Audit Committee shall review with the Company’s Controller the adequacy of the Company’s overall systems of internal control and the responses taken with respect to the audit findings. In addition, the Audit Committee shall review specifically with each of the Chief Executive Officer, the Chief Financial Officer and the independent auditor their assessments of the Company’s internal controls, as required by applicable law.

(9) The Audit Committee shall discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The discussion of the annual and quarterly financial information also shall include a review of the Company’s disclosures in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(10) Periodically, the Audit Committee shall have a general discussion regarding earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. These discussions need not occur in advance of each earnings release or instance in which the Company may provide financial information or earnings guidance.

(11) The Audit Committee shall review with the Company’s financial management on a periodic basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(12) The Audit Committee shall review with the Company’s financial management any unusual, non-operating and/or non-recurring items and the general quality of earnings reported by the Company.

(13) The Audit Committee shall review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects on the financial statements of alternative methods under generally accepted accounting principles.

(14) The Audit Committee shall review periodically, but at least once each year, all material agreements between the Company and any business organization wherein a Company director or officer is also a director or officer of such organization to assure that such are fair to the Company and its shareholders.

(15) The Audit Committee shall ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such auditors and the Company. The Audit Committee also shall actively engage in dialogues with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of such auditors, and recommend that the Board of Directors take appropriate action in response to the independent auditors’ reports to satisfy itself of such auditors’ independence.

(16) The Audit Committee shall recommend to the Board of Directors policies and procedures to be developed for dealing with various matters as to which conflicts of interest may arise and periodically review the application of such policies and procedures.

(17) The Audit Committee shall have responsibility for monitoring the Company’s policies for compliance with federal, state, local and foreign laws and regulations as well as the Company’s policies on corporate conduct. The Audit Committee shall have the authority to review the Company’s legal and ethical compliance program and to institute any changes or revisions to such program as may be deemed warranted or desirable by the Audit Committee. The Audit Committee shall be responsible for reviewing and determining whether to grant any requests by directors or executive officers for waivers of the Company’s Business Ethics and Conduct Policy. Any such waiver shall be disclosed to shareholders, as required by law. In addition, the Audit Committee shall establish procedures for:

(a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(18) As appropriate, the Audit Committee shall obtain advice and assistance from outside legal, accounting or other advisors.

(19) Periodically, the Audit Committee shall discuss guidelines and policies with respect to risk assessment and risk management. The discussion will include a review of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(20) The Audit Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

(21) The Audit Committee shall conduct an annual self-evaluation, which will be incorporated into the Corporate Governance and Responsibility Committee’s annual report to the Board on Board and committee performance.

Lyondell Chemical Company
C/O Proxy Services	INSTRUCTIONS FOR SUBMITTING PROXY:
P.O. Box 9141
Farmingdale, NY 11735	VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Lyondell Chemical Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LYONDELL CHEMICAL COMPANY

VOTE ON DIRECTORS

1.	ELECTION OF DIRECTORS

Nominees:

01) Carol A. Anderson 02) William T. Butler 03) Stephen I. Chazen 04) Travis Engen 05) Stephen F. Hinchliffe, Jr. 06) Danny W. Huff	07) Ray R. Irani 08) David J. Lesar 09) Dudley C. Mecum 10) Dan F. Smith 11) William R. Spivey	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below:

VOTE ON PROPOSAL

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, as the Company’s auditors for the year 2004.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

For comments or address changes, please check this box and note on the reverse side. ☐

Please indicate if you plan to attend this meeting. Yes ☐ No ☐

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household. Yes ☐ No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lyondell Chemical Company (herein the “Company”) hereby makes, constitutes and appoints
T. Kevin DeNicola, Charles L. Hall and Kerry A. Galvin, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held in the General Assembly Room of One Houston Center, 1221 McKinney Street, 42nd Floor, in Houston, Texas on Thursday, May 6, 2004 at 9:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.

This proxy, when properly executed or submitted over the Internet or by telephone, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

This card also constitutes my voting instructions with respect to shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Represented Employees, and the Equistar Chemicals, LP Retirement Savings and Investment Plan for Hourly Represented Employees, and the undersigned hereby authorizes Fidelity Management Trust Company, as Trustee of such plans, to vote the shares held in the undersigned’s accounts.

Comments:

(Continued, and to be signed and dated, on the reverse side.)